Exhibit 10.19

For:	Suite 145 Building 100 2150 Boggs Road Duluth, Georgia 30136

GF BUILDING ONE ASSOCIATES

Landlord

AND

PRIMERICA LIFE INSURANCE COMPANY,

Tenant

AGREEMENT OF LEASE

Dated: As of July 1, 1993

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EXHIBITS

Exhibit A	Floor Plan of the Premises
Exhibit B	Site Plan of the Park
Exhibit C	List of Permitted Encumbrances

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AGREEMENT OF LEASE, made as of the 1st day of July, 1993, by and between GF BUILDING ONE ASSOCIATES, a Georgia joint venture, having an office c/o Kern Realty Services Inc., 7840 Roswell Road, Atlanta, Georgia 30350 (“Landlord”) and PRIMERICA LIFE INSURANCE COMPANY, a Massachusetts corporation having an office at 3120 Breckinridge Boulevard, Duluth, Georgia 30199-0001 (“Tenant”).

W I T N E S S E T H:

Article 1

Lease of Property, Term of Lease

Section 1.01. For and in consideration of the rents to be paid and the covenants and agreements herein contained, Landlord hereby leases to Tenant and Tenant hereby hires from Landlord, subject to all of the terms, conditions and covenants herein contained, 43,920 rentable square feet of space (the “Premises”) in the building commonly known as Building 100 at the facility known as Gwinnett Forrest Business Distribution Center, with a street address at 2150 Boggs Road, Duluth, Georgia 30136 (the “Park”). A floor plan of the Premises is attached hereto as Exhibit A. The Premises are designated as Suite 145 in Building 100.

Together with the non-exclusive right for the term of this Lease to use all Common Areas (as hereinafter defined), including those parking spaces contiguous to the Building which exist on the date hereof, which parking spaces, along with the parking spaces which are to be constructed by Landlord in accordance with Section 5.03 hereof, are hereinafter collectively referred to as the “Parking Areas.” The Building, the other buildings in the Park and the Common Areas and Parking Areas forming a part thereof are as shown on the site plan (the “Site Plan”) of the Park annexed hereto as Exhibit B;

Subject, however, to the Declaration of Easements and Covenants For Gwinnett Forrest Distribution Center, Fulton County, Georgia, filed and recorded February 23, 1990, in Book 5899, Page 220, in the Office of the Clerk of the Superior Court, Fulton County (the “Declaration”), and to such other agreements, easements, mortgages, encumbrances and other liens or charges affecting the Building and the Common Areas as are listed on Exhibit C hereto (collectively, the “Permitted Encumbrances”).

Section 1.02. The term of this Lease shall commence on July 1, 1993 (the “Commencement Date”) and shall expire on June 30, 2003.

Article 2

Definitions

Section 2.01. For all purposes of this Lease, and all agreements supplemental hereto, the terms defined in this Section shall have the meanings specified in this Section unless the context otherwise requires:

(a) The term “Building” shall mean the building in which the Premises are located, which building is designated on the Site Plan and known as Building 100 in the Park.

(b) The term “other buildings in the Park” shall mean all of the buildings in the Park leased by or available for leasing to third parties, excepting the Building.

(c) The term “Premises” shall be as defined in Section 1.01 and shall be construed as if followed by the phrase “or any part thereof”.

(d) The term “Building Systems” shall mean the electrical system, the plumbing system, the hot, cool and fresh air distribution system and all other systems installed in and forming a part of the Building to service and for the benefit of the Premises and the Other Space (as hereinafter defined).

(e) The term “term of this Lease” shall mean the term of this Lease defined in Section 1.02.

(f) The term “Impositions” shall mean all taxes, assessments (general or special), use and occupancy taxes, water and sewer charges, rates and rents, excises and levies, general and special, ordinary and extraordinary, that shall during the term of this Lease be assessed, levied, charged, confirmed or imposed upon or become payable out of or become a lien on the tax parcel of which the Building forms a part (the “Tax Parcel”), but shall not include any municipal, state, federal or other income, capital levy, estate, succession, inheritance, franchise or transfer tax of Landlord or any income, profit or revenue tax or charge imposed upon or assessed against Landlord or the Fixed

Rent (as defined in Section 3.01); provided, however, that, if, at any time during the term of this Lease, the present method of taxation or assessment shall be changed and there shall be substituted for the type of Impositions presently being assessed or imposed on real estate and improvements thereon a capital levy or other tax levied, assessed or imposed on the rents received by a landlord from real estate, then all of such capital levy or other tax, to the extent so substituted and, to the extent the non-payment thereof may result in a lien on the Building or the Tax Parcel, shall be deemed to be included within the term “Impositions;” and, provided, further, that the amount of any tax or other charge payable hereunder shall be determined as if (i) the Tax Parcel was the only asset of Landlord and (ii) the rent collected by Landlord from the Tax Parcel was the only income of Landlord.

(g) The terms “include” and “including” shall be construed as if followed by the phrase “but not limited to”.

(h) The terms “hereby”, “hereof”, “hereto”, “herein”, “hereunder” and any similar terms shall refer to this Lease and the term “hereafter” shall mean after, and the term “heretofore” shall mean before, the date of this Lease.

(i) Words of the masculine, feminine or neuter gender shall mean and include the correlative words of the other genders and words importing the singular number shall mean and include the plural number and vice versa.

(j) The term “person” shall include firms, associations, partnerships (general and limited), trusts, corporations and other legal entities, including public bodies, as well as natural persons.

(k) All references in this Lease to numbered Articles and Sections and to lettered Exhibits are references to the Articles and Sections of this Lease and the Exhibits annexed to this Lease, unless expressly otherwise designated in context.

(l) The term “laws of public authorities” shall mean any law, ordinance, regulation, order, rule, proclamation, decree or requirement, ordinary or extraordinary, foreseen or unforeseen, of the federal or any state government, or any political subdivision, agency or instrumentality thereof, or of any other public or quasi-public authority or group, including the National Board of Fire Underwriters or any local board thereof, with jurisdiction over the Premises.

(m) The term “Unavoidable Delays” shall mean delays beyond the control of Landlord or Tenant, as the case may be, due to strikes, lock-outs, acts of God, inability to obtain labor or materials, laws of public authorities, enemy action, civil commotion, fire, unavoidable casualty, or other similar causes beyond the control of Landlord or Tenant, as the case may be. In no event shall Unavoidable Delays exceed, in the aggregate, one hundred twenty (120) days.

(n) The terms “rentable square foot,” “rentable square feet” and “rentable area” shall mean the floor area bounded by the exterior faces of the exterior walls of the Office Facilities.

(o) The term “day” shall mean calendar day, except that “business day” shall mean Monday through Friday exclusive of any holidays observed by (i) the Federal Government, (ii) the Georgia State Government or (iii) national banks.

(p) The term “Rent” shall mean, collectively, the Fixed Rent, Impositions, Tenant’s Share of Common Area Costs and any other charges or expenses payable by Tenant to Landlord hereunder.

(q) The term “Other Space” shall mean all of the space in the Building other than the Premises.

(r) The term “Property” shall mean the Premises, the Building and the Common Areas.

(s) The term “Lease Year” shall mean each year occurring during the term of this Lease commencing on July 1st and concluding on June 30th.

Section 2.02. The following terms, wherever used in this Lease (unless the context requires otherwise), shall have the meanings ascribed thereto in the Sections of this Lease set forth below opposite such terms:

Affiliate	Section 9.01

alterations	Section 5.08

arbitration	Section 12.01

Books and Records	Section 18.02

Casualty	Section 7.01

Commencement Date	Section 1.02

Common Areas	Section 18.01

Common Area Costs	Section 18.01

Common Area Costs Advances	Section 18.01

Control	Section 9.01

Corporate Transactions	Section 9.01

Declaration	Section 1.01

Environmental Law	Section 25.01

First Mortgagee	Section 23.01

Fixed Rent	Section 3.01

full insurable value	Section 6.01

Hazardous Material	Section 25.01

Impositions Advances	Section 4.01

Insurance Advances	Section 6.02

Insurance Holder	Section 7.04

Interest Rate	Section 5.07

Landlord’s Cost	Section 5.07

Landlord’s Obligations	Section 5.09

Minor Parking Repairs	Section 5.06

net proceeds	Section 7.04

Park	Section 11.01

Parking Areas	Section 1.01

Permitted Encumbrances	Section 1.01

Projected Impositions	Section 4.04

repairs of a structural nature	Section 5.06

Second Notice	Section 10.01

Site Plan	Section 1.01

Specific Uses	Section 5.01

Substantial Casualty	Section 7.01

Substantially all of the Premises	Section 8.01

Taking Date	Section 8.01

Tax Contest	Section 4.04

Tax Parcel	Section 2.01

Tenant’s Share of Common Area Costs	Section 18.01

Termination Date	Section 22.01

Utilities Costs	Section 5.13

Article 3

Rent

Section 3.01. (a) Tenant shall pay to Landlord during the term of this Lease a net annual rental (the “Fixed Rent”) of $3.75 per rentable square foot in the Premises for each year during the period between the Commencement Date and the Termination Date (as defined in Section 22.01).

(b) Except as hereinafter provided to the contrary, the Fixed Rent shall be due and payable by Tenant in advance on the Commencement Date and thereafter on the first day of each Lease Year. Notwithstanding the foregoing, Landlord hereby grants to Tenant a license to pay the Fixed Rent to Landlord in twelve (12) equal monthly installments in advance on the first business day of each calendar month during the term of this Lease.

Section 3.02. (a) All Rent payments hereunder shall be made by Tenant in lawful money of the United States of America, by good and sufficient check, and shall be made to Landlord at the address set forth above or to such other person or at such other place as Landlord may designate in the manner set forth in Article 19 hereof.

(b) Tenant’s covenant and agreement to pay Rent to Landlord hereunder is independent of each and every other covenant and agreement contained in this Lease, and the Rent shall be paid by Tenant when due without demand, abatement, deduction or set-off, except as shall be expressly provided to the contrary herein.

Section 3.03. In the event Tenant (i) fails to pay any installment of Rent within ten (10) days after the date on which such installment is due or (ii) fails to make any other payment required to be made to Landlord pursuant to this Lease within ten (10) days after Tenant shall receive written notice from Landlord advising Tenant of its failure to make such payment, Tenant shall pay to Landlord a late payment charge in an amount equal to five percent (5%) of the amount of such overdue payment. Tenant’s payment of a late payment charge to Landlord shall be in addition to all of Landlord’s other rights and remedies under this Lease and at law or in equity, and such payment shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner whatsoever.

Section 3.04. This Lease shall be construed as a “net lease” and, except as expressly provided to the contrary herein, Tenant shall pay to Landlord, absolutely net throughout the term of this Lease, the Fixed Rent and other payments to Landlord provided for herein without abatement, deduction or set-off.

Article 4

Payment of Impositions

Section 4.01. (a) From and after the Commencement Date and thereafter throughout the term of this Lease, Tenant shall pay to Landlord Tenant’s pro-rata share of all Impositions. Tenant’s pro-rata share of the Impositions shall be determined by multiplying (A) the aggregate amount of the Impositions by (B) a fraction, the numerator of which shall be the rentable area of the Premises and the denominator of which shall be the aggregate rentable area of all of the buildings then existing on the Tax Parcel.

(b) Tenant agrees to pay to Landlord, with each monthly installment of Fixed Rent, one-twelfth (1/12) of Tenant’s estimated pro-rata share of the Impositions (the “Impositions Advances”), which estimate shall be based upon the Impositions paid by Landlord during the preceding Lease Year. Landlord shall submit a copy of the bill for the Impositions to Tenant as soon as reasonably practicable after receipt by Landlord of such bill, along with a statement setting forth in reasonable detail Tenant’s pro-rata share of the Impositions. If the aggregate amount of Impositions Advances exceeds Tenant’s actual pro-rata share of the Impositions during any Lease Year, then the overpayment shall be credited by Landlord against the next succeeding Rent payment(s) to be made by Tenant hereunder. If the aggregate amount of Impositions Advances shall be less than Tenant’s actual pro-rata share of the Impositions for such period, then Tenant shall pay to Landlord the difference between the amount paid by Tenant and the actual amount owed by Tenant within fifteen (15) days after the statement is delivered to Tenant.

(c) Notwithstanding anything to the contrary contained herein, the sum of the Impositions Advances, the Insurance Advances and the Common Area Costs Advances (each as hereinafter defined) shall not exceed $2,000.00 per month during the first Lease Year hereunder.

Section 4.02. (a) All Impositions for the tax years in which the Commencement Date and the Termination Date (as defined in Section 22.01) occur shall be apportioned between Landlord and Tenant based upon the number of days within the applicable tax years which fall within the term of this Lease.

(b) Where any Imposition may by law be paid in installments without imposition of any fine, penalty or interest as a result thereof (i) such Imposition shall be deemed to be payable in the maximum number of installments permitted by law and (ii) there shall be included in the amount of such Imposition payable hereunder for each year during the term of this Lease in which such installments may be paid only the installments of such Imposition so becoming payable during such year.

(c) Without limiting the foregoing, where any Imposition is an assessment for the cost of the installation of any public improvement on the Tax Parcel, including sidewalks and storm and sanitary drains, and such improvement may reasonably be expected to have a useful life which extends beyond the term of this Lease, Tenant’s obligation to pay its pro-rata share of such

Imposition shall be limited to the payment of its pro-rata share of that portion of the assessment which represents the product of (i) the amount of such assessment and (ii) a fraction, the numerator of which shall be the number of years remaining in the term of this Lease at the time of completion of the installation of the public improvement and the denominator of which shall be the reasonably estimated number of years of useful life of such improvement, determined in accordance with generally accepted accounting principles. If the parties are unable to agree upon the number of years of reasonably estimated useful life of such improvement, such dispute shall be submitted to arbitration in accordance with Article 12.

(d) Landlord shall pay the Impositions directly to the governmental authority charged with the collection thereof prior to the date on which any fine, penalty or interest shall be imposed thereon, provided that Tenant shall have paid Tenant’s pro-rata share of such Imposition to Landlord in the manner provided herein. If and when requested by Tenant (but no more often than once in each calendar year), Landlord shall deliver to Tenant photostatic copies of the receipted bills or other evidence reasonably satisfactory to Tenant showing the payment of such Impositions.

Section 4.03. On the Commencement Date, Landlord shall deliver to Tenant receipted bills or other evidence satisfactory to Tenant showing payment of all Impositions due and payable prior to the Commencement Date. If the Commencement Date shall occur before the rate of any Imposition for the then current fiscal year is fixed, the apportionment thereof on the Commencement Date shall be based preliminarily upon the rate in effect for the previous fiscal year and shall be finally determined when the rate has become fixed.

Section 4.04. (a) Only Landlord shall be entitled to contest the validity or amount of any Imposition, or attempt to obtain a reduction in the assessed valuation of the Premises for any fiscal year to which any imposition relates (such contest or proceeding being hereinafter referred to as a “Tax Contest”); provided, however, that Tenant shall have the right to participate in any Tax Contest brought by Landlord to the extent reasonably practicable. All Tax Contests shall be diligently prosecuted by Landlord to conclusion. If the amount of Impositions payable by Tenant shall be reduced by virtue of a Tax Contest, Landlord shall promptly pay the amount of such reduction, net of Tenant’s pro rata share of any costs and expenses incurred by Landlord in obtaining such reduction, to Tenant.

(b) If Landlord chooses not to bring a Tax Contest with respect to any tax year during the term of this Lease, Landlord shall so notify Tenant in writing by not later than sixty (60) days prior to the last date within which a Tax Contest may be brought with respect to such tax year. Tenant shall notify Landlord in writing within thirty (30) days after receipt of such notice from Landlord if Tenant disputes Landlord’s decision not to bring a Tax Contest. Following receipt of such notice from Tenant, Landlord shall, at Landlord’s option (i)

timely commence a Tax Contest with respect to the tax year in question, and diligently prosecute the same to conclusion or (ii) advise Tenant in writing of Landlord’s decision to submit this matter to arbitration in accordance with Article 12 hereof, in which event the arbitrators (each of whom shall be well versed in tax issues in Gwinnett County, Georgia) shall make a determination (1) as to the likelihood of success of a Tax Contest brought by Landlord, and (2) if it is determined to be likely that a Tax Contest would be successful, as to the amount of Impositions that would be payable with respect to the Tax Parcel following the Tax Contest assuming the conduct of a Tax Contest and a finding in such contest consistent with the arbitrators determination (the “Projected Impositions”). If the arbitrators determine that the Projected Impositions are less than the Impositions actually payable by Landlord during the tax year in question, then Tenant shall pay to Landlord, in lieu of Tenant’s pro rata share of all Impositions pursuant to Section 4.01, Tenant’s pro rata share of the Projected Impositions.

Article 5

Use, Maintenance, Alterations, Repairs, Access, Etc.

Section 5.01. Tenant may use and occupy the Premises as a warehouse and distribution facility and for general and executive offices (the “Specific Uses”) and for any other purpose which is lawful and is not prohibited under the Declaration.

Section 5.02. Landlord warrants and represents that it has good and marketable indefeasible title to the Property, subject only to Permitted Encumbrances.

Section 5.03. (a) Landlord warrants and represents that (i) all water, storm and sanitary sewer, gas, electricity and other utilities required for the use and occupancy of the Premises are connected thereto and will be in service on the Commencement Date and (ii) all exterior roads necessary for the use and occupancy of the Building have been completed and are open for public use. Landlord covenants and agrees that at all times during the term of this Lease Landlord will make available to Tenant, on a non-exclusive basis, not less than eighty-five (85) parking spaces for use by Tenant and its invitees. Landlord and Tenant acknowledge that there are currently forty-five (45) parking spaces contiguous to the Building which are available for use by Tenant, and Landlord agrees, at Landlord’s sole cost and expense on or before November 30, 1993 (i) to stripe not less than fifteen (15) additional parking spaces in the truck court area adjacent to the Building, as shown on the Site Plan and (ii) to construct additional parking spaces as shown on the Site Plan such that the aggregate number of parking spaces available to Tenant shall not be less than eighty-five (85) .

Section 5.04. Landlord warrants and represents that the certificate of occupancy for the Building permits the Premises to be used for the Specific Uses.

Section 5.05. (a) Tenant shall take good care of the Premises and shall be responsible, at its sole cost and expense, for the daily maintenance thereof, which maintenance shall include all cleaning and janitorial services, pest control, rubbish removal and window washing.

(b) All of the maintenance to be performed under this Section 5.05 shall be performed in accordance with the Declaration.

Section 5.06. (a) Except for those repairs that are the express obligation of Landlord hereunder, Tenant shall make all repairs to the Premises, including repairs to the HVAC systems serving the Premises, and Landlord agrees to assign to Tenant, to the extent assignable, on or before the Commencement Date, all warranties from all manufacturers, contractors and subcontractors pertaining to any item hereunder which is the obligation of Tenant to maintain, repair or replace.

(b) Landlord agrees to make, at its sole cost and expense, all of the following repairs in and to the Premises promptly and diligently and in a manner least likely to interfere with Tenant’s use of the Premises, except to the extent the same are so required by reason of the fault or negligence of Tenant or any of its employees, agents or independent contractors:

(i) repairs of a structural nature;

(ii) repairs to the Building Systems; and

(iii) repairs of every kind and nature and whenever occurring caused by the fault or negligence of Landlord or any of its employees, agents or independent contractors.

(c) As used in subparagraph (b) of this Section 5.06, the term “repairs of a structural nature” shall be deemed to mean:

(i) all repairs to the roof;

(ii) all repairs to any and all (v) exterior walls (other than glass exteriors, including glass exterior doors) and door frames, other than the routine maintenance thereof, if any, (w) stairs, (x) floors and slabs, unless (1) the repairs shall result from Tenant placing upon such floors and slabs weights in excess of those for which the same were designed to carry and (2) Landlord shall have given Tenant prior written notice of the maximum weights permitted to be placed upon the floors and slabs, (y) foundations and (z) the structural supports of the roof; and

(iii) all repairs and replacements to the pavement, walks and curbs of the Parking Areas, other than striping or restriping, repairs of “minor” potholes and repairs of “alligatoring” (such striping, restriping and repairs hereinafter collectively referred to as “Minor Parking Repairs”). The costs of such Minor Parking Repairs shall be deemed to be Common Area Costs hereunder.

(d) All of the repairs to be performed under this Section 5.06 shall be performed in accordance with the Declaration.

Section 5.07. Tenant agrees to give Landlord written notice of any repair required to be performed by Landlord promptly after Tenant learns of the necessity of such repair. All repairs by whomsoever made shall be commenced and completed with due diligence and in a good and workmanlike manner. If Landlord shall be required to make any repairs pursuant to this Section and (i) if Landlord shall fail to notify Tenant, within ten (10) business days after Tenant shall notify Landlord of the necessity to perform such repairs, of Landlord’s agreement to perform the same and shall fail to promptly commence and diligently pursue the making of such repair, or (ii) if in Tenant’s reasonable judgment the failure to make such repairs immediately would risk damage or injury to persons or property or a condition rendering untenantable all or any material portion of the Premises, then Tenant may (but shall not be obligated to) make such repairs for the account, and at the expense, of Landlord without waiving or releasing Landlord from any obligations of Landlord contained in this Lease. Tenant shall notify Landlord as soon as reasonably practical after making or ordering emergency or other repairs which are the obligation of Landlord hereunder. Any dispute as to whether Landlord was required to make such repairs shall be resolved by arbitration pursuant to Article 12 hereof. If either party shall make repairs, and if it is determined by the parties or by arbitration that the making of such repairs was the obligation of the other party pursuant to this Section, then all amounts paid by the party making such repairs and all necessary incidental costs and expenses paid or incurred by such party in connection with the making of such repairs shall be payable by the other party on demand, together with interest thereon accruing from the date paid by the party making such repairs at the prime rate of interest publicly announced from time to time by Citibank, N.A., plus one-half percent (1/2%) per annum (the “Interest Rate”).

Section 5.08. Tenant may make alterations and changes (collectively, “alterations”) in and to the Premises at any time and from time to time, without Landlord’s consent, as Tenant may deem desirable for its own use or for use by its subtenants or other permitted occupants of the Premises, subject to compliance with the following:

(a) the alteration shall be made in compliance with all laws of public authorities and all necessary permits and licenses shall be timely obtained;

(b) the alteration shall be made with due diligence and in a good and workmanlike manner, and shall be prosecuted to completion by Tenant (and Tenant shall indemnify Landlord against all loss, liability or costs incurred by Landlord as the result of Tenant’s failure to prosecute the alteration to completion as aforesaid);

(c) prior to commencing the alteration, the party responsible therefor shall procure, and shall thereafter maintain at all times when any substantial work is in progress, workmen’s compensation insurance and All Risk Builders Risk insurance, including general liability insurance, appropriate in coverage and amount and the cost thereof shall be paid by the party responsible hereunder for making the alterations;

(d) Tenant shall give Landlord prior written notice of any alteration estimated to cost in excess of $50,000;

(e) alterations that are of a structural nature, or affect the exterior of the Premises or the Building Systems, shall be made only with the prior written approval of Landlord (including approval of the plans and specifications therefor), which approval shall not be unreasonably withheld or delayed. Alterations of a structural nature shall be performed by Landlord for the account and at the expense of Tenant.

Landlord shall notify Tenant in advance of the cost to Tenant for the performance of any structural alterations desired or required to be made by Tenant which are to be performed by Landlord for the account and at the expense of Tenant pursuant to Section 5.09(e) (“Landlord’s Obligations”). Notwithstanding anything to the contrary contained herein, if the cost chargeable by Landlord for the performance of any of Landlord’s Obligations (“Landlord’s Cost”) shall not be acceptable to Tenant, Tenant may, at Tenant’s option, submit to Landlord one (1) or more bids for the performance of the same from third party contractors who are reputable, bondable and insurable (the “Bids”). If any of the Bids submitted by Tenant shall be lower than Landlord’s Cost for the same work, then Landlord shall, at Landlord’s option (i) agree to perform the work to which the Bids relate at the cost to Tenant set forth in the lowest of the Bids or (ii) contract with the contractor submitting the lowest of the Bids for the performance of such work.

(f) prior to the commencement of alterations that are of a structural nature, Tenant shall procure and deliver to Landlord a commitment for the following policies of insurance:

(i) all Risk Builders Risk insurance, including coverage against collapse (to the extent applicable), written on a completed value basis in an amount not less than the total value of all alterations under construction, including public liability coverage and the coverages available under the so-called Installation Floater;

(ii) workmen’s compensation insurance, including employer’s liability insurance covering all employees employed in, on or about the Land to provide statutory benefits as required by the law of the State of Georgia; and

(iii) Such other insurance on the Premises and in such amounts as may from time to time be required of Tenant in writing by Landlord against other insurable hazards which at the time are commonly insured against in the case of premises similarly situated.

(g) Tenant shall deliver “as built” plans to Landlord upon the completion of alterations that (i) are of a structural nature, (ii) affect the Building Systems or (iii) cost in excess of $50,000.

Section 5.09. Tenant shall be responsible for any labor or materials furnished or to be furnished to Tenant upon credit, and in no event shall any mechanic’s or other lien for any such labor or materials attach to or affect the reversionary or other estate or interest of Landlord in and to the Building. Whenever and as often as any such lien shall have been filed against the Building based upon any action or omission of Tenant or of anyone (other than Landlord) claiming through Tenant, Tenant shall, as soon as reasonably practicable after written notice from Landlord of the filing of the lien (but in no event later than 30 days prior to the date on which the lien may be foreclosed upon), take such action by bonding, deposit, payment or otherwise as will remove or satisfy the lien or otherwise, in Landlord’s reasonable judgment, protect Landlord from the foreclosure thereof. Tenant shall have the right to contest the validity, amount or applicability of any such lien or interest by one or more appropriate legal proceedings, and so long as Tenant shall be diligently prosecuting such contest in good faith, Tenant shall not be required to discharge the contested lien; provided, however, that Tenant shall take such steps as are necessary to prevent the foreclosure of such contested lien. In the event Tenant shall elect to contest any such lien, Tenant shall give Landlord prompt written notice of such election. If any such contest shall be finally concluded (so that no further appeal may be taken) adversely to Tenant, or settled, then within thirty (30) days thereafter Tenant shall cause the contested lien to be discharged of record.

Section 5.10. Landlord shall cooperate with Tenant to the extent Landlord’s cooperation is reasonably necessary to obtain any permits required with respect to any alterations performed by Tenant. If necessary to obtain such permits, Landlord shall join in any request for such consent or application for such permits or permit the same to be brought in its name. Landlord shall incur no liability for the payment of any costs or expenses or otherwise in connection with the review, execution and delivery of the same, and Tenant shall indemnify and save Landlord harmless from any such costs, expenses or liability.

Section 5.11. All tangible personal property not permanently part of the Premises, including, without limitation, furniture, furnishings, paneling, partitions, lighting, business and trade fixtures, and communications, office and other equipment installed by or at the expense of Tenant, or by or at the expense of any subtenant of Tenant or other permitted occupant of the Premises, shall be and remain the property of Tenant or such subtenant of Tenant or other permitted occupant of the Premises, as the case may be, for all purposes and may be removed at any time by Tenant or such subtenant of Tenant or other permitted occupant of the Premises, provided, however, that, in the event of such removal, Tenant or such subtenant of Tenant or other permitted occupant of the Premises shall repair or pay the cost of repairing any damage to the Premises caused thereby. In addition to the foregoing, all machinery, equipment and fixtures installed at the Premises by Tenant, and alterations made to the Premises by Landlord at the request and at the expense of Tenant, shall be and remain the property of Tenant and may be removed by Tenant on or before the expiration or termination of the term of this Lease, provided that (i) the same is capable of being removed in its entirety without material damage to the Premises and (ii) all damage to the Premises caused by such removal is repaired by Tenant at Tenant’s sole cost and expense. All other machinery, equipment, fixtures and alterations at the Premises shall be and remain the property of Landlord and shall not be removed by Tenant upon the expiration or earlier termination of the term of this Lease.

Section 5.12. Landlord shall have the right, upon request made on reasonable advance notice to Tenant, to enter the Premises, except vaults or other enclosures or rooms where money, securities, confidential data or other valuables are stored (provided that Landlord is notified of the location of such areas), at reasonable times during reasonable hours (i) to show the Premises to prospective purchasers, mortgagees or tenants of the Premises during the last year of the term hereof and (ii) for the purpose of making such repairs in or to the Premises as Landlord may be required to make by law or the provisions of this Lease. Landlord shall be allowed to take all materials into and upon the Premises that may be required for such repairs, without liability to Tenant. However, Landlord’s right under this Section shall be exercised in such manner as to minimize any interference with Tenant’s use of the Premises. Landlord shall also have the right to enter the Premises, at such times as such entry shall be required by circumstances of emergency affecting the Premises. Landlord shall be accompanied at all times by a duly authorized representative of Tenant or, in the event of an emergency, by a member of the police or fire department.

Section 5.13. From and after the Commencement Date, Tenant shall arrange for, and promptly pay when due, all amounts and charges for, the providing of heat, fresh air, air-conditioning, elevator service, cleaning service, hot and chilled water and any other water, sewer, electricity, light, power, telephone or other communication service, and any other utility or service required, used, rendered or supplied in or to the

Premises during the term of this Lease (“Utilities Costs”). Landlord is not and shall not be required to furnish Tenant or any other occupant of the Facility with heat, fresh air, air-conditioning, elevator service, cleaning service, hot or chilled water or any other water, sewer, electricity, light, power, telephone or other communication service, or any other utility, facility, equipment, labor, material or service of any kind whatsoever.

Article 6

Insurance

Section 6.01. (a) During the term of this Lease:

(i) Landlord shall keep and maintain insurance on the Building against loss or damage by reason of fire and by other risks now embraced by the so-called All Risk coverage endorsement in amounts at all time sufficient to prevent Landlord from becoming a co-insurer under the terms of the applicable policy, but in no event less than 95% of the then full insurable value of the Building. The term “full insurable value” shall mean replacement value (exclusive of the cost of excavation, foundations and footings) of the Building, as determined in accordance with normal insurance practices in the State of Georgia. Landlord may, but shall not be obligated to, procure and maintain a so-called “Agreed Amount” endorsement to Landlord’s fire and casualty insurance policy in order to reduce the risk of being deemed a co-insurer of the Premises;

(ii) Landlord and Tenant shall each keep and maintain commercial general liability insurance for bodily injury, including death of persons, and property damage with (1) a combined single limit for bodily injury and property damage of $1,000,000 and (2) deductibles of not more than $25,000. Landlord shall be named as an additional insured under Tenant’s liability insurance policy;

(iii) Landlord shall maintain boiler and machinery insurance on all equipment, parts thereof, and appurtenances attached to or used in the Building which are capable of bursting, erupting, collapsing or exploding for damage to property resulting from such All Risk perils;

(iv) Landlord shall maintain Fixed Rent insurance with respect to a risk insured against pursuant to subsection (a) of this Section 6.01 in an amount not less than the Fixed Rent then payable hereunder for a period of twelve (12) months;

(v) Landlord shall maintain such other insurance on the Building and in such amounts as Landlord, with the reasonable consent of Tenant, may from time to time carry against other insurable hazards; and

(vi) Tenant shall maintain insurance against loss, damage, injury or destruction to or from Tenant’s machinery, equipment, fixtures, furniture and other articles of personal property located on or in the Premises, or otherwise in connection with the operation of Tenant’s business in the Premises. Tenant may carry such coverage under a plan of self-insurance, provided that Tenant shall certify to Landlord that Tenant has elected to self-insure its personal property and agrees to assume full financial responsibility for any loss thereto.

(b) Except as expressly provided to the contrary herein, all insurance provided for in Section 6.01 shall (i) if readily obtainable, be effected under standard form policies issued by insurers authorized to do business in the State of Georgia, which are reasonably acceptable to Landlord and Tenant and rated “A” or better by Best’s Insurance Reports or any successor publication of comparable standing. Such policies shall, to the extent applicable, expressly provide that any adjustments of losses thereunder are subject to the approval of Landlord or Tenant as to their respective policies.

Section 6.02. (a) Tenant shall reimburse Landlord for Tenant’s pro-rata share of the annual cost to Landlord of maintaining the policies of insurance required to be maintained by Landlord pursuant to subparagraph 6.01(a) hereof. Tenant’s pro-rata share of such annual costs shall be determined by multiplying (A) the aggregate amount of such costs by (B) a fraction, the numerator of which shall be the rentable area of the Premises and the denominator of which shall be the aggregate rentable area of the Building. Tenant agrees to pay Landlord, with each monthly installment of Fixed Rent, one-twelfth (1/12) of Tenant’s estimated pro-rata share of such annual insurance costs (the “Insurance Advances”), which estimate shall be based upon the cost to Landlord of maintaining the required policies of insurance during the preceding Lease Year. Landlord shall submit to Tenant, as soon as reasonably practicable after receipt by Landlord, a copy of the bill for such policies of insurance, along with a statement setting forth in reasonable detail Tenant’s pro-rata share of such costs. If the aggregate amount of Insurance Advances exceeds the Tenant’s actual pro-rata share of such costs during any Lease Year, then the overpayment shall be credited by Landlord against the next succeeding Rent payment(s) to be made by Tenant hereunder. If the aggregate amount of Insurance Advances shall be less than Tenant’s actual pro-rata share of insurance costs for such period, then Tenant shall pay to Landlord the difference between the amount paid by Tenant and the actual amount owed by Tenant within fifteen (15) days after the statement is delivered to Tenant. Notwithstanding anything to the contrary contained herein, the sum of the Impositions Advances, the Insurance Advances and the Common Area Costs Advances shall not exceed $2,000.00 per month during the first Lease Year hereunder.

(b) To the extent any of such insurance is maintained under a “blanket” policy or policies covering the Premises and other properties owned by Landlord, and the portion of the cost thereof attributable to the Premises is not specifically identifiable, then Tenant shall reimburse Landlord for Tenant’s pro-rata share of the cost of maintaining such insurance. Tenant’s pro-rata share of the cost of maintaining building, boiler and machinery and fixed rent insurance shall be determined by multiplying the aggregate cost to Landlord of maintaining such insurance by a fraction, the numerator of which shall be the insurable value of the Premises and the denominator of which shall be the aggregate of all insurable values covered under such “blanket” policy or policies. Tenant’s pro-rata share of the cost of maintaining commercial general liability insurance shall be determined by multiplying the aggregate cost to Landlord of maintaining such insurance by a fraction, the numerator of which shall be the amount of commercial general liability insurance maintained by Landlord pursuant to this Lease and the denominator of which shall be the aggregate amount of commercial general liability insurance maintained by Landlord with respect to Landlord’s investment properties under such “blanket” policy or policies. The amount of commercial general liability insurance allocated to each of Landlord’s investment properties shall be determined by Landlord’s risk manager using his or her reasonable discretion.

Section 6.03. On the Commencement Date, Landlord and Tenant shall deliver to one another Certificates of Insurance for all insurance policies required to be maintained pursuant to Section 6.01 of this Lease (or, to the extent expressly permitted hereunder, a certificate or certificates evidencing self-insurance), and shall deliver Certificates for all replacement or renewal policies at least five (5) days prior to the expiration date thereof.

Section 6.04. Tenant acknowledges that Landlord will not carry insurance on Tenant’s furniture or furnishings or any fixtures or equipment, machinery, improvements or appurtenances removable by Tenant, and agrees that Landlord will not be obligated to repair any damage thereto or replace the same, unless the damage thereto resulted from the negligence or wilful misconduct of Landlord, its agents, servants or employees.

Section 6.05. Each Certificate of Insurance delivered hereunder shall, to the extent obtainable, contain an agreement by the insurer that such policy shall not be cancelled without at least thirty (30) days’ prior written notice to Landlord or Tenant, as the case may be. All notices to Tenant shall be sent to the address set forth below:

Primerica Life Insurance Company

3120 Breckinridge Boulevard

Duluth, Georgia 30199-0001

With a copy to:

Primerica Corporation

65 East 55th Street

New York, New York 10020

Attention: General Counsel

Section 6.06. Any insurance coverage required to be carried by Landlord or Tenant hereunder may be carried, in whole or in part, under a “blanket” policy or policies covering the Premises and other properties owned or leased by Landlord or Tenant, as the case may be; provided, however, that such policy or policies, and the Certificate(s) of Insurance relating thereto, shall specifically delineate the types and amounts of insurance coverage applicable to the Premises.

Section 6.07. Tenant shall, at Landlord’s cost and expense, cooperate fully with Landlord in order to obtain the largest possible recovery under any insurance policy carried by Landlord and Landlord shall take all actions necessary in order to effectuate the same and to cause such proceeds to be paid in accordance with the provisions of this Lease. Tenant shall not carry any insurance concurrent in coverage and contributory in the event of a loss with insurance which may be carried by Landlord if the effect of such separate insurance would be to reduce the protection or the payment to be made under Landlord’s insurance. Except as to the insurance Tenant shall be required to maintain pursuant to this Article 6, Tenant shall immediately notify Landlord of the taking out of any separate insurance and the terms thereof.

Section 6.08. If either party hereto suffers a loss of, or damage to, property relating to this Lease which is covered under a valid and collectible insurance policy (or would be covered under an insurance policy required to be maintained hereunder but for the specific provisions of this Lease relating to self-insurance), such party waives any claims it may have against the other party hereto and its agents, servants and employees with respect to such loss or damage, regardless of whether the loss or damage was caused in whole or in part by the negligence or fault of the other party hereto or its agents, servants or employees. Landlord and Tenant will each obtain all necessary endorsements to the insurance policies required to be maintained hereunder to prevent any invalidation of insurance coverage due to the mutual waivers provided for herein.

Article 7

Damage or Destruction

Section 7.01. If, at any time during the term of this Lease, the Building or the Premises, or any part thereof, shall be damaged or destroyed by fire or other casualty of any kind or nature, ordinary or extraordinary, foreseen or unforeseen (collectively, a “Casualty”), then whether or not the damage or destruction shall have resulted from the fault or neglect of Tenant, or its employees, agents or witness, then Landlord, without regard to the availability of proceeds for repairs and restoration, shall, at its sole cost and expense, proceed to repair or restore the Premises, as provided in Section 7.02; provided, however, that (i) if the Casualty causes damage or destruction to such a degree that (1) the estimated time to complete the necessary repairs or restoration is one hundred eighty (180) days or more or (2) 20% or more “of the Parking Areas shall have been damaged or destroyed and substitute parking spaces within a reasonable distance from the Premises are not available, then Tenant shall have the right, within sixty (60) days after the occurrence of such Casualty, to cancel this Lease by written notice to Landlord, or (ii) if the Casualty causes damage or destruction to such a degree that the estimated time to complete the necessary repairs or restoration is two hundred seventy (270) days or more, then Landlord shall have the right, within sixty (60) days after the occurrence of such Casualty, to cancel this Lease by written notice to Tenant (a Casualty of the degree described in either clause (i) or clause (ii) above, a

“Substantial Casualty”). Upon Tenant’s election to terminate this Lease following a Substantial Casualty described in (i) above or Landlord’s election to terminate this Lease following a Substantial Casualty described in (ii) above, the estate hereby granted shall automatically be terminated as of the date of the Substantial Casualty and Tenant shall vacate and surrender the Premises to Landlord as soon as possible thereafter; provided, however, that Tenant shall pay to Landlord as and for the Fixed Rent hereunder, for the period between the date of the Substantial Casualty and the date Tenant shall vacate and surrender the Premises to Landlord, an amount equal to the Fixed Rent which would otherwise be due hereunder for such period multiplied by a fraction, the numerator of which is the number of usable rentable square feet in the Premises immediately after the Substantial Casualty and the denominator of which is the total number of rentable square feet in the Premises immediately before the Substantial Casualty. If neither Landlord nor Tenant shall elect to cancel this Lease pursuant to his Section, Landlord shall, at its sole cost and expense (i) proceed to repair or restore the Building and the Premises, as the case may be, as provided in Section 7.02 hereof, and (ii) in the case of damage or destruction of the Parking Areas, provide to Tenant, during the period of repair or restoration, substitute parking spaces within a reasonable distance from the Building. In the event that the parties hereto cannot agree as to whether or not a Substantial Casualty has occurred, either party may submit such issue to arbitration pursuant to Article 12 hereof.

Section 7.02. (a) If Landlord shall be required to repair or restore the Building and/or the Premises pursuant to Section 7.01, Landlord shall:

(i) as promptly as possible after the occurrence of the Casualty, submit plans and specifications for the necessary repairs or restoration for approval by Tenant (which approval shall not be unreasonably withheld or delayed); and

(ii) following approval of Landlord’s plans and specifications, make the required repairs or restoration.

(b) Landlord’s obligation to repair and restore the Building and the Premises pursuant to this Section 7.02 shall not be conditioned upon or limited to Landlord’s receipt of insurance proceeds for such purpose, and Landlord shall promptly and diligently proceed with such repair and restoration following the occurrence of a Casualty, unless (i) Landlord shall not be insured against the Casualty and (ii) the Casualty shall be of a type for which insurance is not generally available in the area in which the Building is located.

Section 7.03. In the event of a Substantial Casualty where Tenant does not elect to cancel this Lease pursuant to Section 7.01 hereof, Tenant shall nevertheless have the option to vacate the Premises following a Substantial Casualty and until the accomplishment of the restoration and repair of the Building and/or Premises if, in Tenant’s reasonable judgment, it is inappropriate to carry on business in the Premises during restoration and repair by Landlord. During the period from the date of any casualty, including a Substantial Casualty, to the date on which Tenant reoccupies the entire repaired or restored Premises, the Fixed Rent shall abate as follows:

(a) In the event of a Substantial Casualty and (i) no portion of the Premises is usable or accessible or (ii) Tenant elects to vacate the Premises pursuant to this Section 7.03, all of the Fixed Rent shall abate;

(b) In the event of a casualty other than a Substantial Casualty or in the event of a Substantial Casualty, if Tenant elects to remain in occupancy of a portion of the Premises, Tenant shall pay as and for the Fixed Rent an amount equal to the Fixed Rent multiplied by a fraction, the numerator of which is the number of usable rentable square feet in the Premises immediately after the Casualty, and the denominator of which is the total number of rentable square feet in the Premises immediately before the Casualty; and

(c) commencing on the first day of the month after the month in which Landlord has completed the repairs or restoration of the Building and Premises, the Fixed Rent shall be an amount equal to the Fixed Rent multiplied by a fraction the numerator of which is the total number of rentable square feet in the repaired or restored Premises and the denominator of which is the total number of rentable square feet in the Premises immediately before the Casualty.

Section 7.04. All insurance proceeds on account of any Casualty, including a Substantial Casualty, under the policies of insurance provided for in Section 6.01, less the cost, if any, incurred in connection with the adjustment of any loss or the collection thereof (the “net proceeds”), shall be deposited with a bank or trust company with offices in the State of Georgia acceptable to Landlord and Tenant (the “Insurance Holder”) to be applied by the Insurance Holder as follows:

(a) the net proceeds shall be paid from time to time by the Insurance Holder to the Landlord to be applied against the cost of repairs or restoration of the Building and/or Premises, in accordance with and subject to the provisions of Section 7.02, as follows:

(i) Landlord shall certify to the Insurance Holder (and deliver a copy of such certification to Tenant) the total estimated cost of such repairs or restorations and, after commencement of the making thereof, shall certify (and deliver a copy of such certification to Tenant) on a regular basis to the Insurance Holder the work done and costs incurred to the date of such certification and the estimated work to be done and costs to be incurred for completion; and

(ii) the Insurance Holder shall, upon delivery of each certificate provided pursuant to clause (i) above, disburse net proceeds to Landlord, in the amounts necessary to reimburse or pay the Landlord for work theretofore completed and paid for by Landlord, as certified to in such certificate, for which the Landlord has not been theretofore reimbursed pursuant to this clause (ii).

(b) if this Lease is terminated pursuant to Section 7.01, or if after the repair or restoration of the Building and/or Premises has been completed by Landlord in a manner reasonably satisfactory to Tenant, and all costs incurred in connection therewith have been paid, the Insurance Holder has any net proceeds remaining, the net proceeds shall be paid to Landlord.

(c) the Insurance Holder shall hold the net proceeds in the name of the Insurance Holder and all interest which accrues thereon shall be added to and become part of the “net proceeds” for all purposes hereof.

Article 8

Condemnation

Section 8.01. (a) If, at any time during the term of this Lease, title to all or substantially all of the Premises shall be taken in condemnation proceedings or by any right of eminent domain, this Lease, and the estate hereby granted, shall terminate and expire on the date of such taking (the “Taking Date”) and the Fixed Rent and other charges payable hereunder shall be apportioned as of and paid to the Taking Date. For the purpose of this Section, the term “substantially all of the Premises” shall mean a taking of so much of the Premises that (i) 20% or more of the Premises shall have been taken or (ii) 20% or more of the Parking Areas shall have been taken, and Landlord is unable to supply substitute parking spaces within a reasonable distance from the Building. In the event that the parties hereto cannot agree as to whether or not substantially all of the Premises has been taken, either party may submit such issue to arbitration pursuant to Article 12 hereof.

(b) In the event of a taking pursuant to this Section 8.01, any award or awards payable by reason thereof (other than any award or awards payable to Tenant pursuant to Section 8.03) shall be paid to Landlord.

Section 8.02. In the event of a taking of less than substantially all of the Premises, the term of this Lease shall not be reduced or affected in any way, and any award or awards payable by reason thereof (other than any award or awards payable to Tenant pursuant to Section 8.3 hereof) shall be applied in the following order of priority:

(a) first, to be deposited in the manner provided in Section 7.04 and expended to cover the costs of repairs and restoration necessitated by any such taking; and

(b) second, to Landlord.

Landlord shall, to the extent of available proceeds, promptly repair and restore the Premises after any such taking in the manner provided in Section 7.02 and shall provide Tenant with substitute parking spaces, in the case of any such taking of any portion of the Parking Areas, within a reasonable distance from the Building for the non-exclusive use of Tenant and other occupants of space in the Park.

From and after the Taking Date, the Fixed Rent payable hereunder shall be reduced to an amount equal to the Fixed Rent payable under Section 3.01 multiplied by a fraction, the numerator of which is the total rentable square feet of space available to Tenant in the Premises after the Taking Date and the denominator of which is the total rentable square feet of space in the Premises immediately prior to the Taking Date.

Section 8.03. Landlord shall notify Tenant in writing upon Landlord’s receipt of notice of a proposed or threatened taking of the Premises or any portion thereof. Notwithstanding anything to the contrary contained herein, in the event of a taking, Tenant shall have the right (i) to bring an action for (a) the unamortized cost of all alterations or improvements to the Premises made by Tenant, such unamortized cost to be calculated based upon the method actually used by Tenant for Federal income tax purposes; (b) the present value, discounted by the Interest Rate then in effect, of the excess, if any, of the then fair market rental value of the Premises for the period commencing with the Taking Date and ending on the tenth anniversary of the Commencement Date, over the Fixed Rent which would have been payable by Tenant for such period; (c) Tenant’s estimated costs of relocating; and (d) the value of all personal property or trade fixtures taken in, or rendered useless to Tenant by reason of, such taking, and (ii) to move to have Tenant’s action joined with any action or proceeding in which Landlord asserts a claim for an award of damages as a consequence of such taking. Landlord agrees not to object to, or otherwise interfere with, Tenant’s motion to have its action joined with Landlord’s action.

Article 9

Assignment and Subletting

Section 9.01. (a) Tenant may assign this Lease without the prior written consent of Landlord; provided, however, that, except as provided in subsection (e) of this Section 9.01, Tenant shall continue to be liable to Landlord for all of the obligations of Tenant hereunder for the term of this Lease.

(b) Tenant may sublet all or any portion of the Premises without Landlord’s prior written consent on the following conditions:

(i) Each such sublease shall contain provisions to the following effect:

(v) That same is subject and subordinate to this Lease and all modifications hereof;

(w) That the subtenant will, at the option and at the request of the Landlord under this Lease, attorn to and recognize the Landlord under this Lease as its landlord under the sublease, in the event of termination of this Lease by reason of the default of the Tenant hereunder, whether said termination be by summary proceedings, voluntary agreement or otherwise;

(x) That the sublet premises are to be used for any purpose permitted by this Lease;

(y) That the term of such sublease shall expire not later than one day prior to the date of expiration of the term of this Lease; and

(z) That the subtenant shall be prohibited from assigning or subletting without further compliance with the conditions of this Section 9.01(b).

(ii) Tenant shall and does hereby agree to indemnify and hold Landlord harmless from any and all liabilities, claims and causes of action arising under any of the terms and conditions of every sublease.

(iii) A photostatic copy of the executed sublease meeting the requirements of this Section 9.01(b) shall be delivered to Landlord within ten (10) days after the execution thereof and in no event less than twenty (20) days prior to the proposed taking of possession by the subtenant. No amendment or modification of such sublease shall be made, unless in accordance with this Section 9.01(b) and unless a photostatic copy thereof shall be delivered to Landlord within 10 days after the execution thereof.

(c) If this Lease shall be assigned, or if the Premises shall be sublet or occupied by anybody other than Tenant, Landlord may, after default by Tenant, collect rent from the assignee, subtenant or occupant, and apply the net amount collected to the Fixed Rent, but no assignment, subletting, occupancy or collection shall be deemed a waiver of the provisions hereof, the acceptance of the assignee, subtenant or occupant as tenant, or a release of Tenant from the further performance by Tenant of covenants on the part of Tenant herein contained, except as hereinafter provided. If any such assignee, subtenant or occupant shall be in default in the performance of

Tenant’s obligations under this Lease, and Tenant shall not have been released from liability hereunder as hereinafter provided, Landlord agrees to give Tenant notice thereof at the time notice is given to the subtenant or assignee, as well as a reasonable opportunity to cure such default.

(d) Prior to any assignment of this Lease, Tenant shall deliver to Landlord notice of the proposed assignment and an assumption agreement, in recordable form, under which the assignee of this Lease agrees to assume all of Tenant’s obligations hereunder.

(e) Anything in this Article 9 or otherwise in this Lease to the contrary notwithstanding, Tenant shall have no further liability and shall be relieved from all obligations hereunder upon the assignment of this Lease to (i) any Affiliate (as hereinafter defined), (ii) any corporation that acquires substantially all of the assets of Tenant, (iii) any corporation into which Tenant is merged, (iv) any corporation resulting from a consolidation of Tenant with another corporation or (v) any other person having a net worth immediately after the assignment of this Lease which is at least equal to the net worth of Tenant immediately prior to the assignment of this Lease (all transactions involving the entities described in subparagraphs (i), (ii), (iii) and (iv) hereof hereinafter referred to as “Corporate Transactions”).

As used herein, the term “Affiliate” shall mean any corporation or other entity controlled by, under common control with or which controls Tenant and which has a net worth of not less than $100,000,000. For purposes of this Section, “control” shall be deemed to mean the ownership, directly or indirectly, of voting control and/or the ability to direct management.

(f) (i) If Tenant shall assign this Lease, Tenant shall pay to Landlord, as additional rent hereunder, fifty percent (50%) of any monies which Tenant’s assignee shall pay to Tenant in consideration of the making of such assignment, less all reasonable out-of-pocket costs incurred by Tenant in connection with the making of such assignment, including any brokerage fees, advertising fees and alteration costs incurred in preparing the Premises for such assignment, any work allowance, reasonable architectural, engineering and legal fees and expenses and the unamortized cost of any alterations or improvements made by Tenant (collectively, “Tenant Deductions”).

(ii) If Tenant shall sublet all or any portion of the Premises, Tenant shall pay to Landlord, as additional rent hereunder, fifty percent (50%) of the amount, if any, by which the rent payable to Tenant by the sublessee shall exceed the fixed rent and other payments of a similar nature allocable to the portion of the Premises affected by such sublease, plus the amounts, if any, payable to Tenant by such sublessee as consideration (partial or otherwise) for Tenant making such subletting, less Tenant Deductions.

(iii) Payments to Landlord pursuant to subparagraphs (i) and (ii) above shall be made by Tenant within five (5) days after Tenant’s receipt of payment from the assignee or sublessee, or within five (5) after Tenant is credited with the same by the assignee or sublessee, as the case may be. At the time of submitting the proposed assignment or sublease to Landlord, Tenant shall certify to Landlord in writing whether or not the assignee or sublessee has agreed to pay any monies to Tenant in consideration of the making of the assignment or sublease, other than as specified in such instruments, and Tenant shall certify the amounts and time of payment thereof in reasonable detail.

(iv) Notwithstanding anything to the contrary contained herein, Tenant shall not be obligated to make any payments to Landlord pursuant to this subparagraph (f) with respect to (a) any Corporate Transactions and (b) the first 10,000 rentable square feet of the Premises which may be assigned or sublet by Tenant.

Article 10

Default Provisions

Section 10.01. (a) This Lease and the term and estate hereby granted are subject to the limitation that:

(i) whenever Tenant shall default in the payment of any installment of the Fixed Rent or any other sum payable by Tenant hereunder on any day upon which the same ought to be paid and if such default shall continue for ten (10) days after Landlord shall have given to Tenant written notice specifying such default; or

(ii) whenever Tenant shall do, or permit anything to be done, whether by action or inaction, contrary to any covenant or agreement on the part of Tenant herein contained or contrary to any of the covenants, agreements, terms or provisions of this Lease, or shall fail in the keeping or performance of any of the covenants, agreements, terms or provisions contained in this Lease which on the part or behalf of Tenant are to be kept or performed (other than those referred to in the foregoing subsection (i) of this Section), and Tenant shall fail to remedy the same within thirty (30) days after Landlord shall have given to Tenant a written notice specifying the same, or, if Tenant’s default hereunder shall not be capable of being remedied within such thirty (30) day period, and Tenant shall commence to remedy its default within thirty (30) days after Landlord shall have given to Tenant a written notice specifying the same, and having so commenced, shall thereafter fail to proceed diligently to remedy the same; or

(iii) whenever an involuntary petition shall be filed against Tenant under any bankruptcy or insolvency law or under the reorganization provisions of any law of like import, or a receiver of Tenant or for the property of Tenant shall be appointed without the acquiescence of Tenant, or whenever this Lease or the estate hereby granted or the unexpired balance of the term would, by operation of law or otherwise, except for this provision, devolve upon or pass to any person other than Tenant or any corporation into which Tenant may be duly merged, converted or consolidated under statutory procedure, and such situation under this subsection (iii) shall continue and shall remain undischarged or unstayed for an aggregate period of ninety (90) days (whether or not consecutive) or shall not be remedied by Tenant within ninety (90) days; or

(iv) whenever Tenant shall make an assignment of the property of Tenant for the benefit of creditors or shall file a voluntary petition under any present or future bankruptcy law or law of like import, or whenever any court of competent jurisdiction shall approve a petition filed by Tenant under the reorganization provisions of any present or future bankruptcy law or law of like import, or whenever a petition shall be filed by Tenant under the arrangement provisions of any present or future bankruptcy law or law of like import.

(b) Landlord may, at any time following the occurrence of any of the events described in subparagraph (a) of this Section 10.01, and after the expiration of the applicable notice and cure periods set forth therein, give Tenant a notice (the “Second Notice”) of Landlord’s intention to end the term of this Lease on a specified future day, which shall not be less than fifteen (15) days thereafter. Upon the giving of the Second Notice, this Lease, and the term and estate hereby created, shall expire and terminate on the day specified therein as fully and completely, and with the same force and effect, as if the day so specified were the date hereinbefore fixed for the expiration of the term of this Lease. All rights of Tenant under this Lease shall expire and terminate on such date, but Tenant shall remain liable for damages as hereinafter provided.

Section 10.02. (a) Tenant covenants and agrees that, in the event of the termination of this Lease or re-entry by Landlord, under any of the provisions of this Article 10 or pursuant to law, by reason of default hereunder on the part of Tenant, Tenant will pay to Landlord damages in a sum equal to the Fixed Rent which would have been payable by Tenant had this Lease not been so terminated, or had Landlord not so re-entered the Premises, payable upon the days specified herein for such payment following such termination or such re-entry and until the date herein set for the expiration of the term of this Lease, provided, however, that if Landlord shall re-let the Premises during said period, Landlord shall credit Tenant with the net rents, if any, received by Landlord from such re-letting, such net rents to be determined by first deducting from the gross rents as and when received by Landlord from such re-letting the expenses incurred or paid by Landlord in terminating this Lease or of re-entering the Premises and of securing possession thereof, as well as the expenses of re-letting, including altering and preparing the Premises for new tenants, brokers’ commissions, and all other expenses properly chargeable against the Premises and the rental therefrom; but in no event shall Tenant be entitled to receive any excess of such net rents over the sums payable by Tenant to Landlord hereunder. Landlord shall use reasonable efforts to re-let the Premises in an attempt to mitigate the Rent and/or damages that Tenant is obligated to pay under this Section 10.02(a).

(b) Suit or suits for the recovery of such damages, or any installments thereof, may be brought by Landlord from time to time at its election, and nothing contained herein shall be deemed to require Landlord to postpone suit until the date when the term of this Lease would have expired if it had not been terminated under the provisions of this Article 10, or under any provisions of law, or had Landlord not re-entered the Premises.

(c) Nothing herein contained shall be construed as limiting or precluding the recovery by Landlord against Tenant of any damages to which Landlord may lawfully be entitled in any case other than those particularly provided for above.

Section 10.03. Tenant, for Tenant, and on behalf of any and all persons claiming through or under Tenant, including creditors of all kinds, does hereby waive and surrender all right and privilege which they or any of them might have under or by reason of any present or future law to redeem the Premises or to have a continuance of this Lease for the term hereby demised after being dispossessed or ejected therefrom by process of law, under the terms of this Lease or after the termination of this Lease as herein provided.

Article 11

Right to Perform the Other Party’s Obligations;

Cumulative Remedies; Waiver

Section 11.01. If Tenant shall default in the observance or performance of any term or covenant on its part to be observed or performed under or by virtue of any of the terms or provisions in any Article of this Lease beyond any applicable grace period, Landlord, without being under any obligation to do so and without thereby waiving such default, may remedy such default for the account and at the expense of Tenant, immediately and without notice in case of emergency, or, in any other case, provided only that Tenant shall fail to remedy such default within five (5) days after Landlord shall have notified Tenant in writing of Landlord’s intention to cure such default. If Landlord makes any expenditures or incurs any obligations for the payment of money in connection therewith, including reasonable attorneys’ fees in instituting, prosecuting or defending any action or proceeding, such sums paid or obligations incurred with interest and costs shall be deemed to be additional rent hereunder and shall be paid to it by Tenant on demand. If Tenant shall, by written notice to Landlord, dispute any amount payable under this Section 11.01 as additional rent, the dispute shall be determined by arbitration as provided in Article 12.

Section 11.02. If Landlord shall default in the observance or performance of any term or covenant on its part to be observed or performed under or by virtue of any of the terms or provisions in any Article of this Lease, Tenant, without being under any obligation to do so and without thereby waiving such default, may remedy such default for the account and at the expense of Landlord, immediately and without notice in case of emergency, or, in any other case, provided only that Landlord shall fail to remedy such default with reasonable dispatch after Tenant shall have notified Landlord in writing of such default. If Tenant makes any expenditures or incurs any obligations for the payment of money in connection therewith, including reasonable attorneys’ fees in instituting, prosecuting or defending any action or proceeding, such sums paid or obligations incurred with interest and costs shall be paid to it by Landlord on demand. If Landlord shall, by written notice to Tenant, dispute Tenant’s right to be reimbursed for an expenditure incurred by Tenant pursuant to this Section 11.02, the dispute shall be determined by arbitration as provided in Article 12.

Section 11.03. Either party may restrain any breach or threatened breach of any covenant, agreement, term, provision or condition herein contained. Failure to insist upon the strict performance of any one of the covenants, agreements, terms, provisions or conditions of this Lease or to exercise any right, remedy or election herein contained or permitted by law shall not constitute or be construed as a waiver or relinquishment for the future of such covenant, agreement, term, provision, condition, right, remedy or election, but the same shall continue and remain in full force and effect. Any right or remedy in this Lease specified and any other right or remedy that may exist at law, in equity or otherwise upon breach of any covenant, agreement, term, provision or condition in this Lease contained, shall be distinct, separate and cumulative rights or remedies and no one of them, whether exercised or not, shall be deemed to be in exclusion of any other. No covenant, agreement, term, provision or condition of this Lease shall be deemed to have been waived unless such waiver be in writing, signed by the party sought to be charged or such party’s agent duly authorized in writing.

Consent of Landlord to any act or matter must be in writing and shall apply only with respect to the particular, act or matter to which such consent is given and shall not relieve Tenant from the obligation wherever required under this Lease to obtain the consent of Landlord to any other act or matter. Receipt or acceptance of the Fixed Rent by Landlord shall not be deemed to be a waiver of any default under this Lease, or of any right which Landlord may be entitled to exercise under this Lease. In the event that Tenant is in arrears in the payment of the Fixed Rent or additional rent, Tenant waives Tenant’s right, if any, to designate the items against which any payments made by Tenant are to be credited.

Article 12

Arbitration and Appraisal

Section 12.01. (a) In each instance specified in this Lease in which it shall become necessary to resort to arbitration or appraisal, such arbitration or appraisal shall be determined as provided in this Article 12. Each arbitrator or appraiser designated or appointed as herein provided shall have had at least ten (10) years’ experience in a calling connected with the subject matter of the dispute. For purposes of this Article 12, the term “arbitration” shall be deemed to include the term “appraisal” and the term “arbitrator” shall be deemed to include the term “appraiser”.

(b) The party desiring such arbitration shall give written notice to that effect to the other party, specifying in said notice the name and address of the person designated to act as arbitrator on its behalf. Within five (5) business days after the service of such notice, the other party shall give written notice to the first party, specifying the name and address of the person designated to act as arbitrator on its behalf. The arbitrators so chosen shall meet within five (5) business days after the second arbitrator is appointed and if, within ten (10) days after the second arbitrator is appointed, the said two arbitrators shall not agree upon the question in dispute, they shall themselves appoint a third arbitrator who shall be a competent and impartial person and in the event of their being unable to agree upon such appointment within five (5) days after the time aforesaid, the third arbitrator shall be selected by the parties themselves if they can agree thereon within a further period of five (5) business days. If the parties do not so agree, then either party, on behalf of both, may request such appointment by the American Arbitration Association (or any organizational successor thereto), or in its absence, failure, refusal or inability to act, then either party may apply to any court of original jurisdiction in the State of Georgia having jurisdiction thereof for the appointment of such third arbitrator, and the other party shall not raise any question as to the court’s full power and jurisdiction to entertain the application and make the appointment. In the event of the failure, refusal or inability of any arbitrator to act, his successor shall be appointed within five (5) business days by the party who originally appointed him, except that, in the case of the third arbitrator, his successor shall be appointed as hereinabove provided. Within ten (10) days after the appointment of the third arbitrator, the arbitrator selected by Landlord and the arbitrator selected by Tenant shall each submit to such third arbitrator, in reasonable detail, its written proposal for the resolution of the matter in dispute. Such proposal shall not be modified once made. The third arbitrator shall, within ten (10) days after the submission of both proposals, make a determination as to the disputed matter by selecting either of the submitted proposals. The decision in which any two arbitrators so appointed and acting hereunder concur shall in all cases be binding and conclusive upon the parties. In reaching any such decision, the arbitrators may rely on such consultants and experts in the area under dispute as they may deem appropriate. If the party receiving a notice of arbitration from the other party, as hereinabove provided, shall fail to timely and duly choose a qualified arbitrator, then the decision on the issue-shall be made by the arbitrator chosen by the party initiating the arbitration, and such arbitrator’s determinations shall be binding and conclusive upon the parties. Each party shall pay the fees and expenses of the one of the two original arbitrators appointed by such party, and the fees and expenses of the third arbitrator, if any, shall be borne equally by both parties. If the issue should be determined by a single arbitrator, as above provided, his fees and expenses shall be borne equally by both parties. The fees and expenses of counsel for the respective parties and of witnesses shall be paid by the party engaging such counsel or calling such witnesses.

Section 12.02. In each instance specified in this Lease for the determination of a matter by arbitration, the same shall be settled and finally determined by arbitration in the County of Gwinnett, State of Georgia, in accordance with the rules of the American Arbitration Association or its successor (except that the selection of arbitrators shall be made in accordance with the provisions of Section 12.01), and the judgment upon the award rendered therein may be entered in any court having jurisdiction thereof.

Article 13

Suspense of Payment, Offset or Default

Section 13.01. Whenever Landlord shall claim that additional rent, an increase in Fixed Rent, or any other payment is due from Tenant hereunder or whenever Tenant shall claim that it is entitled hereunder to a diminution or abatement of the Fixed Rent, and Landlord or Tenant, as the case may be, in good faith (i) disputes such claim by notice given to the other party within ten (10) days after notice asserting such claim, and (ii) proceeds diligently with arbitration pursuant to Article 12, Tenant shall pay the Rent in full, and without diminution, abatement or offset; provided, however, that if the dispute is determined favorably to Tenant, Landlord shall be obligated to pay Tenant, within ten (10) days after service upon Landlord of the notice of such determination, the full amount of the diminution or abatement to which Tenant was entitled, plus interest at the Interest Rate from the date of payment by Tenant to the date of repayment to Tenant.

Section 13.02. When any matter in dispute between the parties hereto shall be referred to arbitration in accordance with a specific provision of this Lease for such arbitration, any default hereunder claimed by either party against the other by reason of the matter in dispute shall be deemed suspended, provided the party so claimed to be in default shall proceed diligently with the arbitration, until the dispute is determined adversely to the party claimed to be in default and notice thereof is given to such party; provided, however, that nothing herein contained shall affect the rights of either party to perform any of the obligations of the other party hereunder during the pendency of any dispute and to receive reimbursement therefor as provided in Article 12.

Article 14

Brokerage Fees and Commissions

Section 14.01. Landlord and Tenant each warrant to the other that they have had no dealings with any real estate broker or agent, other than Richard Bowers and Richard Bowers and Co. (collectively “Bowers”), in connection with the transaction which is the subject of this Lease, and each party hereto agrees to indemnify the other party and hold the other party harmless from and against any and all costs (including, without limitation, attorneys’ fees and court costs), expense, or liability for commissions or other compensation or charges claimed by any broker or agent, other than Bowers, acting or claiming to have acted for Landlord or Tenant, as the case may be, in the transaction which is the subject of this Lease. Landlord agrees to indemnify and hold Tenant harmless from and against any claim for any commissions due and payable to Bowers.

Article 15

Impairment of Landlord’s Title

Section 15.01. Nothing in this Lease contained or any action or inaction by Landlord shall be deemed or construed to mean that Landlord has granted to Tenant any right, power or permission to do any act or to make any agreement which may create, give rise to, or be the foundation for, any right, title, interest, lien, charge or other encumbrance upon the estate of Landlord in the Premises.

Section 15.02. In amplification and not in limitation of the foregoing, Tenant shall not permit the Premises to be used by any person or persons or by the public, as such, at any time or times during the term of this Lease, in such manner as might reasonably tend to impair Landlord’s title to or interest in the Premises or in such manner as might reasonably make possible a claim or claims of adverse use, adverse possession, prescription, dedication, or other similar claims of, in, to or with respect to the Premises.

Article 16

Quiet Enjoyment; Transfer of Landlord’s Interest

Section 16.01. Landlord covenants that if and so long as Tenant keeps and performs each and every covenant, agreement, term, provision and condition herein contained on the part and on behalf of Tenant to be kept and performed, Tenant shall quietly enjoy the Premises without hindrance or molestation, subject to the covenants, agreements, terms, provisions and conditions of this Lease.

Section 16.02. (a) Subject to subsection (b) below, the term Landlord shall mean only the owner, or the mortgagee in possession, of the Premises for the time being so that in the event of any transfer of title to the Premises, upon notification to Tenant of such transfer the said transferor Landlord shall be and hereby is released from all future covenants, obligations and liabilities of Landlord hereunder, and it shall be deemed and construed as a covenant running with the land without further agreement between the parties or their successors in interest, or between the parties and the transferee of title to the Premises, that the transferee has assumed and agreed to carry out any and all such covenants, obligations and liabilities of Landlord hereunder, whether accrued as of the date of such transfer or thereafter arising while such transferee is Landlord hereunder. Nothing contained herein shall be deemed to relieve Landlord from any liability for liabilities accruing prior to the date of such transfer.

(b) Notwithstanding anything to the contrary set forth in (a) above (i) Landlord shall not be released from any future covenants, obligations or liabilities of Landlord hereunder unless and until the transferee executes and delivers to Tenant, in form and substance acceptable to Tenant, an assumption of all covenants, obligations and liabilities of Landlord hereunder, whether accrued as of the date of such transfer or thereafter arising.

Article 17

Signage

Section 17.01. (a) Tenant may design, and shall have the right to erect, install and maintain such signage and similar identifications bearing Tenant’s name, logo or other identifying information at driveway entrance and exits, on the exterior of the Building and elsewhere on the Premises as Tenant deems appropriate in the conduct of its business in the Premises, provided that the same shall be substantially similar to the existing signage at the Premises and in compliance with the Declaration. The entire cost of installation, maintenance, cleaning and repair of Tenant’s signage shall be borne by Tenant. Tenant shall obtain and pay for all necessary Permits therefor.

(b) At the expiration or sooner termination of this Lease, Tenant, at its sole cost and expense, shall remove such signage and repair any damage resulting from such removal.

Article 18

Landlord’s Maintenance of Park; Press Releases

Section 18.01. (a) Landlord and Tenant acknowledge that the character of the Park and the quality of the environment within the Park are a material inducement to Tenant entering into this Lease. Landlord covenants and agrees to maintain the Park, including all roads, parking areas, lawns, lakes and other improvements and buildings, in good order and repair throughout the term of this Lease. As used in this Lease, the term “Common Areas” shall mean all of the roads, lawns, lakes, walkways and landscaped areas and the Parking Areas and other improvements in the Park other than the Building.

(b) From and after the Commencement Date and thereafter throughout the term of this Lease, Tenant shall pay to Landlord Tenant’s Share of Common Area Costs (as hereinafter defined).

(c) Within thirty (30) days after the Commencement Date, Landlord shall deliver to Tenant its written estimate of the Common Area Costs (as hereinafter defined) for the period from the Commencement Date through June 30, 1994, which estimate shall be reasonably acceptable to Tenant. By May 31, 1994, and thereafter by not later than May 31st of each succeeding Lease Year, Landlord shall deliver to Tenant a statement setting forth Landlord’s reasonable estimate of the Common Area Costs for the next succeeding Lease Year, which estimate shall be based upon the Common Area Costs incurred by Landlord for the same period during the Lease Year in which such statement is delivered. Tenant agrees to pay to Landlord, with each monthly installment of Fixed Rent, one-twelfth (1/12) of Landlord’s estimate of Tenant’s Share of Common Area Costs (the “Common Area Costs Advances”). Landlord shall submit to Tenant as soon as reasonably practicable after the same becomes available (but not later than September 30th of each Lease Year) a statement setting forth in reasonable detail the Common Area Costs actually incurred by Landlord during the preceding Lease Year. If the aggregate amount of Common Area Costs Advances exceeds the Common Area Costs actually incurred by Landlord during any Lease Year, then the overpayment shall be credited by Landlord against the next succeeding Rent payment(s) to be made by Tenant hereunder. If the aggregate amount of Common Area Costs Advances shall be less than Tenant’s Share of Common Area Costs incurred by Landlord for such period, then Tenant shall pay to Landlord the difference between the amount paid by Tenant and the actual amount incurred by Landlord within fifteen (15) days after the statement is delivered to Tenant. Notwithstanding anything to the contrary contained herein, the sum of the Impositions Advances, the Insurance Advances and the Common Area Costs Advances shall not exceed $2,000.00 per month during the first Lease Year hereunder.

(d) Landlord’s failure to timely prepare and deliver any of the statements required to be delivered pursuant to subparagraph (b) hereof shall not be deemed a waiver by Landlord or cause Landlord to forfeit or surrender its rights to collect Tenant’s Share of Common Area Costs, and Tenant agrees to pay the same following Landlord’s delivery of the statements required pursuant to subparagraph (b), provided that Landlord shall have exercised reasonable diligence and shall have prepared and delivered such statements to Tenant promptly after the information necessary to prepare the same became available to Landlord. Tenant’s obligation to pay Tenant’s Share of Common Area Costs, and Landlord’s obligation to refund Tenant’s overpayment thereof, shall survive the expiration or termination of the term of this Lease.

(e) For the purposes of this subsection:

(i) “Common Area Costs” shall mean all costs and expenses incurred by Landlord in any Lease Year in the repair and maintenance of the Common Areas as are normally and usually included in common area charges in parks of similar quality to the Park in the Atlanta, Georgia area, including signage costs, management fees, parkway assessments and parking areas and landscaping costs incurred by Landlord with respect to the Common Areas; provided, however, that so long as Tenant occupies 50% or more of the rentable area of the Building, if any item or service contract constituting a portion of Common Area Costs shall exceed $10,000, Landlord shall obtain three (3) or more bids for the performance of the same from third party contractors who are reputable, bondable and insurable (the “Bids”), and shall notify Tenant thereof and Landlord shall accept the lowest of such Bids unless the Tenant agrees otherwise, which agreement Tenant shall not unreasonably withhold and, provided further that Common Area Costs shall not include the cost to install, repair and/or maintain any amenities not existing at the Park on the Commencement Date, unless Tenant shall approve of the installation thereof or such installation is required by law; and

(ii) “Tenant’s Share of Common Area Costs” shall mean (A) the aggregate amount of the Common Area Costs multiplied by (B) a fraction, the numerator of which shall be the rentable area of the Premises and the denominator of which shall be the aggregate rentable area of the Building and the other buildings in the Park.

(f) If Tenant shall not approve the installation of an amenity at the Park, and shall not pay Tenant’s proportionate share of the costs incurred in connection therewith, including the costs of installation, repair and maintenance, then neither Tenant nor any of Tenant’s employees, agents, invitees or subtenants shall be permitted to use such amenity.

Section 18.02. Landlord shall keep and maintain, at Landlord’s offices in Atlanta, Georgia or elsewhere which is reasonably accessible to Tenant, full and accurate books and records of account (“Books and Records”) from which the Common Area Costs incurred by Landlord during each Lease Year may readily be determined. Landlord shall keep Books and Records for not less than two (2) years following the end of each Lease Year. Tenant shall have the right, upon reasonable prior notice to Landlord within such two (2) year period, to have access to the Books and Records, during regular business hours, for the purpose of inspecting and auditing the same, and Tenant shall be permitted to make copies and abstracts of the Books and Records. Landlord agrees to make the Books and Records available to Tenant and to cooperate with Tenant in connection with Tenant’s inspection and audit thereof. In the event that Tenant disputes the validity or amount of any Common Area Costs, Tenant shall advise Landlord to that effect in writing, and if the parties cannot resolve any such dispute within twenty (20) days following such notification, such dispute shall be submitted to arbitration pursuant to Section 12 hereof.

Section 18.03. Any press release issued by Landlord which concerns this Lease, the Premises or this transaction in general shall be subject to the reasonable prior approval of Tenant.

Article 19

Notices

Section 19.01. All notices, demands, approvals, requests or other communications which may be or are required to be given, served or sent by either party to the other shall be in writing and shall be deemed to have been properly given or sent if delivered personally, sent by overnight courier service, or sent by United States registered or certified mail with return receipt requested and postage prepaid:

To Landlord:

GF Building One Associates

c/o Kern Realty Services

7840 Roswell Road

Suite 320

Atlanta, Georgia 30350

with a copy to:

To Tenant:

Primerica Life Insurance Company

3120 Breckinridge Boulevard

Duluth, Georgia 30136

Attention: General Counsel

with a copy to:

Primerica Corporation

65 East 55th Street

New York, New York 10020

Attention: General Counsel

with a further copy to:

Winthrop, Stimson, Putnam & Roberts

One Battery Park Plaza

New York, New York 10004-1490

Attention: Herbert F. Fisher

Each of the above may designate by notice in writing and delivered as set forth above a new address to which any notice, demand, request or communication may hereafter be so given, served or sent. Each notice, demand, request or communication shall be deemed given and served (i) upon receipt or refusal, if delivered personally, (ii) one (1) business day after deposit with an overnight courier service or (iii) upon deposit in the United States mails, if mailed.

Article 20

Estoppel Certificate

Section 20.01. The parties mutually agree that at any time and from time to time upon written request of the other party and at the reasonable cost and expense to the party requesting the same, Landlord or Tenant, as the case may be, will execute, acknowledge and deliver to the other party a certificate evidencing:

(a) whether the Lease is in full force and effect;

(b) whether the Lease has been modified or amended in any respect, and submitting copies of such modifications or amendments, if any; and

(c) whether, to the knowledge of the party executing the certificate, there are any existing defaults under the Lease, and specifying the nature of such defaults, if any;

(d) whether Tenant has made any prepayments of Rent to Landlord hereunder;

(e) the date on which Tenant’s obligation to pay Rent commenced; and

(f) such other matters as Landlord shall reasonably request.

Article 21

Invalidity of Particular Provisions - Construction

Section 21.01. If any term or provision of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law. Each covenant, agreement, obligation or other provision of this Lease shall be deemed and construed as a separate and independent covenant of the party bound by, undertaking or making same, not dependent on any other provision of this Lease unless otherwise expressly provided.

Article 22

End of Term

Section 22.01. On the date of the expiration of the term of this Lease or upon the earlier termination thereof (collectively, the “Termination Date”), Tenant shall peaceably and quietly leave, surrender and yield up the Premises, together with the keys thereto, to Landlord, broom clean and in good order, condition and repair, reasonable wear and tear and damage by fire or other casualty and damage that is not Tenant’s obligation to repair, excepted.

Section 22.02. Tenant shall remove all of its personal property from the Premises on or before the Termination Date, and any personal property of Tenant or any subtenant which shall remain on the Premises after the Termination Date, may, at the option of Landlord, be deemed to have been abandoned by Tenant or such subtenant and either may be retained by Landlord as its property or be disposed of, without accountability, in such manner as Landlord may see fit. Landlord shall not be responsible for any loss or damage occurring to any such property owned by Tenant or any subtenant, unless caused by the negligence or other misconduct of Landlord, its agent or employees. If Landlord shall choose to remove any such property from the Premises, Tenant shall pay to Landlord, on demand, the reasonable cost of such removal.

Section 22.03. The provisions of this Article 22 shall survive the expiration or any termination of this Lease.

Article 23

Mortgagee Protection

Section 23.01. Tenant agrees to send to the holder of any first mortgage or deed of trust now or hereafter creating a lien against the Premises, or any interest therein (the “First Mortgagee”), by registered or certified mail, a copy of any notice or claim of default served upon Landlord by Tenant under this Lease, provided that prior to sending such notice Tenant shall have been (i) notified in writing of the address of the First Mortgagee and (ii) provided with a copy of the assignment of Landlord’s interests in this Lease to the First Mortgagee. Tenant further agrees that if Landlord has failed to cure its default hereunder within twenty (20) days after notice is sent to Landlord (or if such default cannot be cured or corrected within such twenty (20) day period, then within such additional time as may reasonably be necessary, if Landlord has commenced to cure the same within such twenty (20) day period and is pursuing diligently the remedies or steps necessary to cure or correct such default), then the First Mortgagee shall have an additional period of thirty (30) days within which to cure or correct such default, or if such default cannot be cured or corrected within such thirty (30) day period, then the First Mortgagee shall have such additional time as may reasonably be necessary if the First Mortgagee has commenced to cure the same within such thirty (30) day period and is pursuing diligently the remedies or steps necessary to cure or correct such default.

Article 24

Subordination And Non-Disturbance

24.01. (a) As a condition to the effectiveness of this Lease, Landlord agrees to deliver to Tenant the written agreement of any mortgagee of an existing mortgage on the Premises or any trustee and/or beneficiary of any existing deed to secure debt on the Premises not to disturb Tenant’s right of peaceful and quiet possession and enjoyment of the Premises in the event of the foreclosure of any such mortgage or deed to secure debt, which written agreement shall be in form and substance acceptable to Tenant.

(b) Landlord may hereinafter execute and deliver from time to time, a first mortgage or deed of trust secured by the Premises, or any interest therein. If requested by the holder of such mortgage, Tenant will subordinate Tenant’s interest in this Lease to such mortgage, and to all renewals, replacements, supplements, amendments, modifications and extensions thereof and Tenant agrees to execute and deliver an agreement effecting such subordination promptly after Landlord shall request Tenant to do so; provided, however, that the terms of such mortgage are not inconsistent with the provisions contained in Articles 7 and 8 of this Lease and provided that as a further condition to subordinating its rights and interests under this Lease to the mortgage, Tenant shall be entitled to require the holder of the mortgage to enter into an agreement with Tenant providing that so long as this Lease is in full force and effect, and Tenant shall not be in default hereunder after the giving of notice and beyond the expiration of any applicable cure period, the holder of the mortgage shall not disturb this Lease, name Tenant as a defendant in any foreclosure or other action or otherwise attempt to cut-off or interfere with Tenant’s rights hereunder. The terms of such agreement shall be reasonably acceptable to Tenant, provided that the terms of such mortgage and such agreement shall not place additional obligations on Tenant or diminish Tenant’s rights under this Lease.

Article 25

Hazardous Substances

Section 25.01. (a) As used herein, the term “Environmental Law” shall mean and include all federal, state and local statutes, ordinances, regulations and rules relating to environmental quality, health, safety, contamination and clean-up, including the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Clean Water Act, 33 U.S.C. Section 1251 et seq.; the Water Quality Act of 1987; the Federal Insecticide, Fungicide and the Rodenticide Act (“FIFRA”), 7 U.S.C. Section 136 et seq.; the Marine Protection Research and Sanctuaries Act, 33 U.S.C. Section 1401 et seq.; the National Environmental Policy Act, 42 U.S.C. Section 4321 et seq.; the Noise Control Act, 42 U.S.C. Section 4901 et seq.; the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq.; the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. Section 6901 et seq., as amended by the Hazardous and Solid Waste Amendments of 1984; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. Section 9601 et seq., as amended by the

Superfund Amendments and Reauthorization Act, the Emergency Planning and Community Right-to-Know Act and Radon Gas and Indoor Air Quality Research Act; the Toxic Substances Control Act (“TSCA”), 15 U.S.C. Section 2601 et seq.; the Atomic Energy Act, 42 U.S.C. Section 2011 et seq.; the Nuclear Waste Policy Act of 1982, 42 U.S.C. Section 10101 et seq.; and state super lien and environmental clean-up statutes, with implementing regulations and guidelines. The term “Environmental Laws” shall also include all state, regional, county, municipal and other local laws, regulations and ordinances insofar as they are equivalent or similar to the federal laws recited above or purport to regulate Hazardous Materials (as hereinafter defined).

(b) As used herein, the term “Hazardous Materials” shall mean and include the following, including mixtures thereof: any hazardous substance, pollutant, contaminant, waste, byproduct or constituent regulated under CERCLA; oil and petroleum products and natural gas, natural gas liquids, liquified natural gas and synthetic gas usable for fuel; pesticides regulated under the FIFRA; asbestos and asbestos-containing materials; PCBs and other substances regulated under the TSCA; source material, special nuclear material, by-product material and any other radioactive materials or radioactive wastes, however produced, regulated under the Atomic Energy Act or the Nuclear Waste Policy Act; chemicals subject to the OSHA Hazard Communication Standard, 29 C.F.R. § 1910.1200 et seq.; and industrial process and pollution control wastes whether or not hazardous within the meaning of RCRA.

Section 25.02. (a) Landlord represents and warrants to Tenant that no Hazardous Materials are, or have been, stored, released or located on, in or under the Premises or the Building, except as may have been stored, released or otherwise used at the Premises by Tenant.

(b) During the term of this Lease (a) Tenant shall not conduct or authorize the management of any Hazardous Materials on the Premises in violation of Environmental Law, including installation of any underground storage tanks, without prior written disclosure to, and approval by, Landlord; (b) Tenant shall not take any action that would subject the Premises to permit requirements under RCRA for storage, treatment or disposal of Hazardous Materials; (c) Tenant shall not discharge Hazardous Materials into drains or sewers; (d) Tenant shall not cause or allow the release of any Hazardous Materials on, to or from the Premises in violation of Environmental Law; and (e) Tenant, at its own cost, shall arrange for the lawful transportation and off-site disposal of all Hazardous Mararials that it generates.

25.03. During the term of this Lease, Tenant shall provide Landlord promptly with copies of all summons, citations, directives, information inquiries or requests, notices of potential responsibility, notices of violation or deficiency, orders or decrees, claims, complaints, investigations, judgments, letters, notices of environmental liens or response actions in progress, and other communications, written or oral, actual or threatened, from the United States Environmental Protection Agency, Occupational Safety and Health Administration or other federal, state or local agency or authority, or any other entity or individual, concerning (a) any release of Hazardous Materials on, to or from the Premises; (b) the imposition of any environmental lien on the Premises in violation of Environmental Law; or (c) any alleged violation of, or responsibility under, Environmental Laws. Landlord and Landlord’s employees and agents and agents shall have the right, at Landlord’s sole cost and expense, to enter the Premises and conduct appropriate inspections or tests in order to determine Tenant’s compliance with Environmental Laws, provided that the same shall be at reasonable times and upon reasonable prior notice to Tenant and conducted in the manner least likely to interfere with Tenant’s business operations at the Premises.

25.04. Upon written request by Landlord, Tenant shall provide Landlord with the results of appropriate reports and tests, and with any other documents readily available to Tenant, to demonstrate that Tenant is in compliance with all Environmental Laws relating to the Premises.

25.05. (a) Tenant shall indemnify, defend and hold harmless Landlord, its beneficiaries, its lenders, any managing agents and leasing agents of the Premises, and their respective agents, partners, officers, directors and employees from all loss, cost, claim, liabilities, fees or expenses of whatever nature (including professional consultants’ and attorneys’ fees) arising from or attributable. to any breach by Tenant of any of its warranties, representations or covenants in this Article. Tenant’s obligations hereunder shall survive the termination or expiration of this Lease.

(b) Landlord shall indemnify, defend and hold harmless Tenant, its officers, directors and employees, successors and assigns from all losses, costs, claims, liabilities, fees or expenses of whatever nature (including professional consultants’ and attorneys’ fees) arising from or attributable to any breach by Landlord of its representations and warranties in this Article. Landlord’s obligations hereunder shall survive the termination or expiration of this Lease.

Article 26

Covenants Binding; Entire Agreement

Section 26.01. The covenants, agreements, terms, provisions and conditions of this Lease shall be binding upon and inure to the benefit of the successors and assigns of Landlord and Tenant.

Section 26.02. There are no representations, agreements, arrangements or understandings, oral or written, between the parties relating to the subject matter of this Lease which are not fully expressed in this Lease. This Lease cannot be changed or terminated orally or in any manner other than by a written agreement signed by the party against whom enforcement of any change is sought.

Section 26.03. Tenant represents and warrants that this Lease has been duly authorized, executed and delivered by and on behalf of Tenant and constitutes the valid and binding agreement of Tenant in accordance with the terms hereof. If

Landlord so requests, Tenant shall deliver to Landlord, concurrently with the delivery of this Lease by Tenant, certified resolutions of Tenant’s board of directors authorizing Tenant’s execution and delivery of this Lease and the performance of Tenant’s obligations hereunder.

Article 27

Holding Over

Section 27.01. Should Tenant hold over in possession after the expiration of the term of this Lease, such holding over shall not be deemed to extend the term of this Lease or renew this Lease; but the tenancy thereafter shall continue as a tenancy from month to month at the sufferance of Landlord pursuant to the provisions herein contained and at One Hundred Fifty (150%) percent of the Fixed Rent in effect immediately preceding the expiration of the term of this Lease, plus all additional rent and other charges which would otherwise be paid by Tenant if the term of this Lease were extended.

Article 28

Governing Law

Section 28.01. This Lease shall be governed by, and construed in accordance with, the laws of the State of Georgia.

Article 29

Termination of Existing Lease

Section 29.01. Landlord and Tenant acknowledge being parties to a certain Lease dated February 22, 1988, as amended by agreements dated June 19, 1989 and August 31, 1992 (collectively the “Existing Lease”) pursuant to which Landlord has leased the Premises to Tenant. Landlord and Tenant hereby agree to terminate and cancel the Existing Lease for all purposes effective June 30, 1993, with the same force and effect as if such date was the date set forth therein for the termination thereof.

Article 30

Exculpation

Section 30.01 It is understood and agreed by and between the parties hereto, anything herein to the contrary notwithstanding, that each of the representations, warranties, covenants, undertakings and agreements made by Landlord herein, while in form purporting to be the representations, warranties, covenants, undertakings and agreements of Landlord, are nevertheless made and intended, not as personal representations and warranties, covenants, undertakings and agreements of Landlord for the purpose, or with the intention, of binding Landlord personally, but are made and intended for the purpose of subjecting Landlord’s interest in the Property to the terms of this Lease and for no other purpose whatsoever, and in case of default hereunder by Landlord (or default through, under or by any of its partners, or agents or representatives of said partners), Tenant agrees to look solely to the interests of Landlord in the Property, and to the proceeds derived by Landlord from the sale or transfer thereof. Neither Landlord nor any of Landlord’s partners shall have any personal liability to pay any indebtedness accruing hereunder, or to perform any covenant, either express or implied, contained herein, and no personal liability or personal responsibility of any sort is assumed by, nor at any time shall be asserted or enforceable against, Landlord or Landlord’s partners, individually or personally, all such personal liability, if any, being expressly waived and released by Tenant and by all persons claiming by, through or under Tenant.

IN WITNESS WHEREOF, the parties hereto have duly executed this instrument as of the day and year first above written.

TENANT:		LANDLORD:

PRIMERICA LIFE INSURANCE COMPANY		GF BUILDING ONE ASSOCIATES

By:	/s/ Edwin E. Sherin Edwin E. Sherin	By:	KERN & COMPANY, INC. a general partner
Co-Chief Executive Officer
		By:	/s/ Robert F. Kern
Robert F. Kern, President

THIRD AMENDMENT

INDUSTRIAL LEASE SUMMARY

PROPERTY:	Gwinnett Forrest Business Distribution Center

LANDLORD:	GF BUILDING ONE ASSOCIATES

TENANT:	Primerica Life Insurance Co.	LEASE NOTICE ADDRESS:
	BLDG: 100 SUITE: 145	Mr. Richard Kinnard
	2150 Boggs Road	Primerica
	Duluth, GA 30136	3120 Breckinridge Blvd.
Duluth, GA 30199-0001

CONTACT:	Terry Robertson, Facility Manager 497-6150
Ed Sherin, Co-Chairman 564-5373

TOTAL SF:	43,920 SF	OFFICE:	7,705 SF
		WAREHOUSE:	36,215 SF

LEASE EXECUTION DATE:	10/01/93

LEASE TERM: 10 Yrs.	0 Months

Lease Commencement Date: Rental Commencement Date: Lease Expiration Date:	7/01/93 7/01/93 (0 Months Free) 6/30/03

RENT:	Base Rent	$3.75 p.s.f.
	TF Amort.	$0 p.s.f.
	Gross Rental	$3.75 p.s.f.	($13,725 Mth., $164,700 Yr.)

Annual Rental Escalation:	0% Commencing: N/A
Security Deposit:	None Paid:
Taxes & Insurance: Full pass through(no base year)

RENEWAL OPTION: NOTICE:	N/A	Rate:	N/A	p.s.f.

EXPANSION:	N/A	Rate:	$	p.s.f.

TENANT IMPROVEMENTS:	Base Rental Allowance:	$0	($0 p.s.f.	)
	TF Amortized:	$0	($0 p.s.f.	)
	Total Cost:	$0	($0 p.s.f.	)

COMMISSION:	1st BROKER:	Richard Bowers	FIRM: Richard Bowers & Co.
	TERMS:	2% cash out (21,998.44)

	2nd BROKER:	Eben Hardie	FIRM: Kern Realty Services
	TERMS:	2 1/2% over the term.

SPECIAL LEASE STIPULATIONS:

1)	Landlord to build parking for an additional 25 cars, and to stripe the truck court for parking.

2)	This is a net, not lease. All taxes, insurance, CAM, water/sewer and some other expenses are to be passed through.

PREPARED BY:	/s/ Eben Hardie	DATE:	10/13/93

FOURTH AMENDMENT TO LEASE

THIS FOURTH AMENDMENT TO LEASE AGREEMENT made and entered into this                  day of December, 1999, by and between Manufacturers Life Insurance Company (U.S.A.), as successor in interest to GF Building One Associates (hereinafter referred to as “Landlord”) and Primerica Life Insurance Company (hereinafter referred to as “Tenant”).

WITNESSETH:

WHEREAS, by Lease Agreement dated July 1, 1993, as amended, by reference herein made a part hereof, Landlord leased to Tenant certain premises (The “Premises”) comprised of 43,920 square feet situated at 2150 Boggs Road, Suite 145, Duluth, Georgia, 30136, and

NOW, THEREFORE, in consideration of the mutual promises given one to the other, the parties hereto intending to be legally bound, do hereby covenant and agree as follows:

1. This Lease Agreement is hereby extended an additional Seventy-two (72) months commencing July 1, 2003. Tenant agrees to pay Base Monthly Rental in accordance with the following schedule:

Period	Monthly Base Rental
7/1/03 - 6/3/09	$16,470.00
7/1/06 - 6/30/09	$17,385.00

All payments are due and payable on or before the first day of each month in advance.

2. Tenant agrees to take the Premises in its “as-is” condition.

3. Except as herein modified and extended, all terms and conditions of the Lease Agreement dated July 1, 1993 as amended shall remain in full force and effect.

4. The word “Landlord” herein shall be construed to include the said Landlord, its successors and assigns and the word “Tenant” shall be construed to include the said Tenant, its successors and assigns.

5. This Agreement shall be binding upon and inure to the benefit of the parties, their respective heirs, successors and assigns.

IN WITNESS HEREOF, the said parties have executed this Second Amendment to Lease in quadruplicate the day and year first written above.

LANDLORD:

WITNESS:	THE MANUFACTURERS LIFE INSURANCE COMPANY, (U.S.A.)

/s/ Terry Gilliam	By:	/s/ Stephen J. Ferguson
	Name:	Stephen J. Ferguson
	Title:	Regional Director

FIFTH AMENDMENT TO AGREEMENT OF LEASE

THIS FIFTH AMENDMENT TO AGREEMENT OF LEASE (this “Amendment”) is made as of the Amendment Date (as hereinafter defined) by and between JOHN HANCOCK LIFE INSURANCE COMPANY (U.S.A.), a wholly owned subsidiary of Manulife Financial Corporation (“Landlord”) and PRIMERICA LIFE INSURANCE COMPANY, a Massachusetts corporation (“Tenant”).

RECITALS

WHEREAS, Landlord (as successor-in-interest to GF Building One Associates and The Manufacturers Life Insurance Company (U.S.A.)) and Tenant have previously entered into that certain Agreement of Lease dated as of July 31, 1993 (as amended from time to time, the “Lease”), for the lease of approximately 43,920 square feet of space (the “Premises”) commonly known as Suite 145 of the building located at 2150 Boggs Road, Duluth, Georgia 30096 (the “Building”).

WHEREAS, Landlord and Tenant desire to amend the Lease to, among other things, extend the term of the Lease, all as more particularly set forth herein.

NOW, THEREFORE, for and in consideration of Ten and No/100 Dollars ($10.00) and other good and valuable consideration in hand paid by each party hereto to the other, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1. All capitalized terms used herein but undefined shall have the meaning as defined in the Lease.

2. The term of the Lease is hereby extended an additional forty-eight (48) months commencing on July 1, 2009 and ending on June 30, 2013.

3. Commencing on July 1, 2009, Fixed Rent for the Premises for the remainder of the term as extended hereby shall be payable in monthly installments in accordance with the following schedule:

Period	Monthly Base Rental
7/1/09 – 7/31/09	$0.00
8/1/09 – 8/31/09	$15,868.00
9/1/09 – 6/30/10	$17,934.00
7/1/10 – 6/30/11	$18,472.02
7/1/11 – 6/30/12	$19,026.18
7/1/12 – 6/30/13	$19,596.97

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Landlord	Tenant

4. Tenant accepts the Premises in their “as-is” condition. Tenant is in possession of the Premises and acknowledges that all the work to be performed by the Landlord in the Premises as required by the terms of the Lease, if any, has been satisfactorily completed. Tenant further certifies that all conditions of the Lease required of Landlord as of this date have been fulfilled and there are no defenses or setoffs against the enforcement of the Lease by Landlord.

5. Landlord’s address for notice set forth in Section 19.01 of the Lease is hereby deleted in its entirety and the following is substituted therefor:

Landlord:	John Hancock Life Insurance Company (U.S.A.) c/o Manulife Financial Atlanta Real Estate Office 1170 Peachtree Street, Suite 565 Atlanta, Georgia 30309

With a copy to:	Manulife Financial 4170 Ashford Dunwoody Road, Suite 475 Atlanta, Georgia 30319 Attn: Property Manager

6. Option to Extend Term.

(a) Landlord hereby grants to Tenant one (1) option to extend the Term for a period of five (5) years with such option to be exercised by Tenant giving written notice of its exercise to Landlord in the manner provided in this Lease at least one hundred eighty (180) days prior to (but not more than two hundred ninety (290) days prior to) the expiration of the Term, as it may have been previously extended. No extension option may be exercised by Tenant if an Event of Default has occurred and is then continuing or any facts or circumstances then exist which, with the giving of notice or the passage of time, or both, would constitute an Event of Default either at the time of exercise of the option or at the time the applicable Term would otherwise have expired if the applicable option had not been exercised.

(b) If Tenant exercises its option to extend the Term, Landlord shall, within thirty (30) days after the receipt of Tenant’s notice of exercise, notify Tenant in writing of Landlord’s reasonable determination of the Fixed Rent for the Premises for the five (5) year option period, which amount shall be determined using a per square foot rental rate not less than the Fixed Rent rate to be in effect immediately prior to the commencement of such option period, taking into account all relevant factors for space of this type in the Gwinnett County, Georgia area (the “Prevailing Market Rate”). Tenant, within 30 days after the date on which Landlord advises Tenant of the applicable Fixed

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Rent rate for the renewal term, shall either (i) give Landlord final binding written notice (“Binding Notice”) of Tenant’s exercise of its option, or (ii) if Tenant disagrees with Landlord’s determination, provide Landlord with written notice of rejection (the “Rejection Notice”). If Tenant fails to provide Landlord with either a Binding Notice or Rejection Notice within such 30 day period, Tenant’s renewal option shall be null and void and of no further force and effect. If Tenant provides Landlord with a Binding Notice, Landlord and Tenant shall enter into the Renewal Amendment (as defined below) upon the terms and conditions set forth herein. If Tenant provides Landlord with a Rejection Notice, Landlord and Tenant shall work together in good faith for a period of thirty (30) days after the date of Tenant’s Rejection Notice to agree upon the Prevailing Market Rate for the Premises during the renewal term. Upon agreement Tenant shall provide Landlord with Binding Notice and Landlord and Tenant shall enter into the Renewal Amendment in accordance with the terms and conditions hereof. Notwithstanding the foregoing, if Landlord and Tenant are unable to agree upon the Prevailing Market rate for the Premises within thirty (30) days after the date on which Tenant provides Landlord with a Rejection Notice, Tenant, by written notice to Landlord (the “Arbitration Notice”) within five (5) days after the expiration of such thirty (30) day period, shall have the right to have the Prevailing Market Rate determined in accordance with the following procedures. If Tenant fails to exercise its right to arbitrate, Tenant’s renewal option shall be deemed to be null and void and of no further force and effect.

If Tenant provides Landlord with an Arbitration Notice, Landlord and Tenant, within ten (10) days after the date of the Arbitration Notice, shall each simultaneously submit to the other, in a sealed envelope, its good faith estimate of the Prevailing Market Rate (collectively referred to as the “Estimates”). If the higher of such Estimates is not more than one hundred five percent (105%) of the lower of such Estimates, then Prevailing Market Rate shall be the average of the two Estimates. If the Prevailing Market Rate is not resolved by the exchange of Estimates, Landlord and Tenant, within seven (7) days after the exchange of Estimates, shall each select an appraiser to determine which of the two Estimates most closely reflects the Prevailing Market Rate for the renewal term. Each appraiser so selected shall be certified as an MAI appraiser or as an ASA appraiser and shall have had at least five (5) years experience within the previous ten (10) years as a real estate appraiser working in the Northeast Industrial Market of Atlanta, Georgia, with working knowledge of current rental rates and practices. For purposes of this Lease, an “MAI” appraiser means an individual who holds and MAI designation conferred by, and is an independent member of, the American Institute of Real Estate Appraisers (or its successor organization, or in the event there is no successor organization, the organization and designation most similar), and an “ASA” appraiser means an individual who holds the Senior Member designation conferred by, and is an independent member of, the American Society of Appraisers (or its successor organization, or, in the event there is no successor organization, the organization and designation most similar). Upon selection, Landlord’s and Tenant’s appraisers shall work together in good faith to agree upon which of the two Estimates most closely reflects the Prevailing Market Rate for the renewal term. The

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Estimate chosen by such appraisers shall be binding on both Landlord and Tenant as the Fixed Rent rate for the renewal term. If either Landlord or Tenant fails to appoint an appraiser within the seven day period referred to above, the appraiser appointed by the other party shall be the sole appraiser for the purposes hereof. If the two appraisers cannot agree upon which of the two Estimates most closely reflects the Prevailing Market Rate within the twenty (20) days after their appointment, then, within ten (10) days after the expiration of such twenty (20) day period, the two (2) appraisers shall select a third appraiser meeting the aforementioned criteria. Once the third appraiser has been selected as provided for above, then, as soon thereafter as practicable but in any case within fourteen (14) days, the appraiser shall make his determination of which of the two Estimates most closely reflects the Prevailing Market Rate and such Estimate shall be binding on both Landlord and Tenant as the Fixed Rent rate for the renewal term. If the arbitrator believes that expert advice would materially assist him, he may retain one or more qualified persons, to provide such expert advice. The parties shall share equally in the costs of the arbitrator and of any experts retained by the arbitrator. Any fees of any appraiser, counsel or experts engaged directly by Landlord or Tenant, however, shall be borne by the party retaining such appraiser, counsel or expert. In the event that the Prevailing Market Rate has not been determined by the commencement date of the renewal term, Tenant shall pay Fixed Rent upon the terms and conditions in effect for the initial Term until such time as the Prevailing Market Rate has been determined. Upon such determination, the Fixed Rent for the renewal term shall be retroactively adjusted to the commencement of the renewal term. If such adjustment results in an underpayment of Fixed Rent by Tenant, Tenant shall pay Landlord the amount of such underpayment within thirty (30) days after the determination thereof. If such adjustment results in an overpayment of Fixed Rent by Tenant, Landlord shall credit such overpayment against the next installment of Fixed Rent due under the Lease and, to the extent necessary, and subsequent installments until the entire amount of such overpayment has been credited against Fixed Rent. If Tenant is entitled to and properly exercises its renewal option, Landlord shall prepare an amendment (the “Renewal Amendment”) to reflect changes in the Fixed Rent, Term and other appropriate terms. The Renewal Amendment shall be sent to Tenant within a reasonable time after receipt of the Binding Notice and Tenant shall execute and return the Renewal Amendment to Landlord within 15 days after Tenant’s receipt of same, but an otherwise valid exercise of the renewal option shall, at Landlord’s option, be fully effective whether or not the Renewal Amendment is executed.

(c) Except for the Fixed Rent, which shall be determined as set forth in subparagraph (b) above, leasing of the Premises by Tenant for the applicable extended term shall be subject to all of the same terms and conditions set forth in this Lease, including Tenant’s obligation to pay Tenant’s share of Common Area Costs as provided in this Lease; provided, however, that any improvement allowances, termination rights, rent abatements or other concessions applicable to the Premises during the initial Term shall not be applicable during any such extended term, nor shall Tenant have any additional extension options unless expressly provided for in this Lease.

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7. Except for Cushman & Wakefield of Georgia, Inc., who represents Tenant, and Resource Real Estate Partners, LLC, who represents Landlord, whose commissions shall be paid by Landlord, Landlord and Tenant each represents and warrants to the other that neither party has engaged or had any conversations or negotiations with any broker, finder or other third party concerning the matters set forth in this Amendment who would be entitled to any commission or fee based on the execution of this Amendment. Landlord and Tenant each hereby indemnifies the other against and from any claims for any brokerage commissions and all costs, expenses and liabilities in connection therewith, including, without limitation, reasonable attorneys’ fees and expenses, for any breach of the foregoing. The foregoing indemnification shall survive the termination of the Lease for any reason.

8. Except as expressly provided herein, no free rent, moving allowances, tenant improvement allowances or other such financial concessions contained in the Lease shall apply to the term of the Lease as extended hereby.

9. Tenant represents to Landlord that, as of the date hereof, Landlord is not in default of the Lease.

10. For purposes of this Amendment, the term “Amendment Date” shall mean the date upon which this Amendment is signed by Landlord or Tenant, whichever is later.

11. Except as amended hereby, the Lease shall be and remain in full force and effect and unchanged. As amended hereby, the Lease is hereby ratified and confirmed by Landlord and Tenant. To the extent the terms hereof are inconsistent with the terms of the Lease, the terms hereof shall control.

12. The submission of this Amendment to Tenant for examination or consideration does not constitute an offer to amend the Lease, and this Amendment shall become effective only upon the execution and delivery thereof by Landlord and Tenant. Execution and delivery of this Amendment by Tenant to Landlord constitutes an offer to amend the Lease on the terms contained herein. The offer by Tenant will be irrevocable until 6:00 p.m. Eastern time for fifteen (15) days after the date of execution of this Amendment by Tenant and delivery to Landlord.

[signatures on next page]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and sealed as of the Amendment Date.

LANDLORD:

Date: 5-12-08	JOHN HANCOCK LIFE INSURANCE COMPANY (U.S.A.), a wholly owned subsidiary of Manulife Financial Corporation

	By:	/s/ Terry L. Gilliam
	Name:	Terry L. Gilliam
	Title:	AUP, Regional Director

TENANT:

Date: 5/5/08	PRIMERICA LIFE INSURANCE COMPANY, a Massachusetts corporation

	By:	/s/ [Illegible]
	Name:	[Illegible]
	Title:	EVP

[CORPORATE SEAL]

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